UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

RH

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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15 Koch Road, Suite K

Corte Madera, CA 94925

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

July 18, 2018

10:30 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders, which will be held at 10:30 a.m. (Pacific Time) on July 18, 2018, at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to our board of directors;
2.	To vote, on an advisory basis, on our named executive officer compensation;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on May 24, 2018 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (415) 945-4998.

Each share of stock that you own represents one vote, and your vote as a stockholder of RH is very important. For questions regarding your stock ownership, you may contact Investor Relations at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, “FOR” the approval of compensation of our named executive officers in Proposal 2, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP in Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS Gary Friedman Chairman and Chief Executive Officer

Corte Madera, California

June 4, 2018

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on July 18, 2018:

The Company’s 2018 Notice and Proxy Statement, its fiscal 2017 Annual Report on Form 10-K and its proxy card are available for review online at www.proxyvote.com

ANNEX A	A-1

i

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT SUMMARY

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of RH (the “Company”) for use at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on July 18, 2018, at 10:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about June 4, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2018 Notice and Proxy Statement and our fiscal 2017 Annual Report on Form 10-K (the “2017 Annual Report”) via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2017 Annual Report, Notice of Internet Availability of Proxy Materials and our proxy card are first being made available online on or about June 4, 2018.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon the three proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. Accordingly, on or about June 4, 2018, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders, other than those who previously requested electronic or paper delivery. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice. On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost of the physical printing and mailing of materials.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on three proposals. The proposals are:

1.	The election to our board of directors of the three nominees named in this proxy statement;

2.	An advisory vote on our named executive officer compensation; and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending February 2, 2019 (“fiscal 2018”).

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote:

•	FOR each of the nominees to the board of directors (Proposal 1);

•	FOR the advisory vote on named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2018 (Proposal 3).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of the Company. There are no shareholder proposals to be voted on at the Annual Meeting. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, May 24, 2018, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 21,633,790 shares of the Company’s common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 24, 2018, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or, if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on May 24, 2018, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

•	vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on July 17, 2018. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the election of the three director nominees named in this proxy statement, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2018.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (i.e., shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1), on the advisory vote to approve our named executive officer compensation (Proposal 2) or on the ratification of appointment of auditors (Proposal 3).

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1) or to vote on an advisory basis to approve our named executive officer compensation (Proposal 2). Ratification of the appointment of auditors (Proposal 3) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal 1. Stockholders’ choices for Proposal 1 (Election of Directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the three nominees for director under Proposal 1. Under plurality voting, the three nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

•	Proposal 2. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers described under Proposal 2 (Advisory Vote to Approve Executive Compensation). Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

•	Proposal 3. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the selection of the independent registered public accounting firm for fiscal 2018 under Proposal 3 (Ratification of Appointment of Auditors). Proposal 3 is considered to be a routine matter under the rules of the NYSE and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of appointment of auditors is based on the votes actually cast.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.rh.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $25,500 plus reasonable out-of-pocket expenses. We may engage Alliance for additional solicitation work and incur fees greater than $25,500 depending on a variety of factors, including preliminary voting results and recommendations from Institutional Shareholder Services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 24, 2018, regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 21,633,790 shares of common stock outstanding as of May 24, 2018. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o RH, 15 Koch Road, Suite K, Corte Madera, CA 94925.

Name (1)	Number	Percent

Gary Friedman (2)	7,222,536	27.1%

T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street, Baltimore, MD 21201	3,620,113	16.7%

FMR LLC (4) 245 Summer Street, Boston, MA 02210	3,196,491	14.8%

The Vanguard Group (5) 100 Vanguard Blvd., Malvern, PA 19355	2,705,563	12.5%

Blackrock, Inc. (6) 55 East 52nd Street, New York, NY 10055	2,528,218	11.7%

The Goldman Sachs Group, Inc. (7) 200 West Street, New York, NY 10282	1,524,709	7.0%

Arrowstreet Capital, Limited Partnership (8) 200 Claredon Street, 30th Floor, Boston, MA 02116	1,367,924	6.3%

Miller Value Partners, LLC (9) One South Street, Suite 2550, Baltimore, MD 21202	1,313,180	6.1%

Eri Chaya (10)	300,051	1.4%

Carlos Alberini (11)	68,429	*

Keith Belling (12)	20,586	*

Karen Boone (13)	100,087	*

Mark Demilio (14)	52,191	*

Hilary Krane (15)	7,001	*

Katie Mitic (16)	14,352	*

DeMonty Price (17)	154,407	*

Ali Rowghani (18)	9,062	*

Leonard Schlesinger (19)	10,587	*

David Stanchak (20)	113,100	*

Sandra Stangl (21)	5,000	*

All current executive officers and directors as a group (13 persons) (22)	8,077,389	29.7%

* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include beneficial ownership information for all five Presidents in this table.
(2)	Includes 4,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018. As of May 24, 2018, 1,829,472 of these options are subject to selling restrictions.
(3)	Based on the Schedule 13-F filed by T. Rowe Price Associates, Inc. on May 14, 2018.
(4)	Based on the Schedule 13-F filed by FMR LLC on May 14, 2018.
(5)	Based on the Schedule 13-F filed by Vanguard Group, Inc. on May 15, 2018.
(6)	Based on the Schedule 13-F filed by Blackrock, Inc. on May 9, 2018.
(7)	Based on the Schedule 13-F filed by The Goldman Sachs Group, Inc. on May 15, 2018.
(8)	Based on the Schedule 13-F filed on May 14, 2018 by Arrowstreet Capital, Limited Partnership.
(9)	Based on the Schedule 13-F filed by Miller Value Partners, LLC on May 15, 2018.
(10)	Includes 251,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018 and 1,000 restricted stock units that vest on June 16, 2018.
(11)	Includes 2,233 restricted stock awards that vest on June 27, 2018.
(12)	Includes 2,233 restricted stock awards that vest on June 27, 2018.
(13)	Includes 85,876 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018 and 1,000 restricted stock units that vest on June 16, 2018.
(14)	Includes 34,425 shares of common stock held by Mr. Demilio’s family trust, 8,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018 and 2,233 restricted stock awards that vest on June 27, 2018.
(15)	Includes 2,233 restricted stock awards that vest on June 27, 2018.
(16)	Includes 2,800 shares of common stock held by Ms. Mitic’s family trust and 2,233 restricted stock awards that vest on June 27, 2018.
(17)	Includes 108,900 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018 and 7,000 restricted stock units that vest on June 16, 2018.
(18)	Includes 791 shares of common stock held by Mr. Rowghani’s living trust, of which is he is a trustee, and 2,233 restricted stock awards that vest on June 27, 2018.
(19)	Includes 2,233 restricted stock awards that vest on June 27, 2018.
(20)	Includes 23,100 shares of common stock held by Mr. Stanchak’s family trust, 82,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018 and 3,000 restricted stock units that vest on June 16, 2018.
(21)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 24, 2018.
(22)	Includes 5,518,202 shares of common stock our executive officers and directors have a right to acquire upon the exercise of options that are exercisable within 60 days of May 24, 2018, 15,631 restricted stock awards that vest on June 27, 2018 and 12,000 restricted stock units that vest on June 16, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s directors, executive officers and any person who owns more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Except as set forth herein, based solely on its review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were met in a timely manner in fiscal 2017. On May 16, 2017, Forms 4 filed on behalf of Ms. Boone, Ms. Chaya and Mr. Price were filed late to report the vesting of restricted stock units that occurred in 2016. On November 28, 2017, Forms 3 filed on behalf of Mr. Stanchak and Ms. Stangl were filed late to reflect their appointment as Section 16 officers on November 17, 2017. On May 7, 2018, a Form 4 filed on behalf of Mr. Price corrected certain inadvertent errors that were made disclosing the incorrect vesting schedule in a Form 4 filed on May 6, 2016 and the incorrect vesting schedule and vested shares in a Form 4 filed on May 5, 2017, which resulted in an incorrect amount of shares beneficially owned being reported in Section 16 filings subsequent to May 5, 2017.

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from trading during quarterly blackout periods and contains other restrictions on trading activities designed to avoid circumstances where Company insiders may be deemed to have traded on material nonpublic information.

Anti-hedging

Under the insider trading policy, we also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our insider trading policy also requires that all directors and employees with titles of vice president or higher, including our named executive officers, pre-clear any proposed open market transactions.

10b5-1 Trading Plans

Each of our executive officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 (“10b5-1 Trading Plan”). It has been the practice of the named executive officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a 10b5-1 Trading Plan. All 10b5-1 Trading Plans entered into by our executive officers and directors must comply with our insider trading policy, and any 10b5-1 Trading Plan must be pre-cleared in advance by the Company’s corporate compliance officer. A number of members of our management team have adopted 10b5-1 Trading Plans.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, three of whom, as the Class III directors, have been nominated and are standing for election at the Annual Meeting.

Unless proxy cards are otherwise marked or a broker non-vote occurs, the persons named as proxies will vote all proxies FOR the election of each nominee named in this proxy statement. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors.

Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

Our board of directors has nominated the nominees listed below to serve as Class III directors for the term beginning at the Annual Meeting and ending at our 2021 annual meeting.

There are no familial or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

The names of each nominee for director, their ages as of May 24, 2018, and other information about each nominee are shown below.

Nominee	Age	Director Since
Gary Friedman	60	2001
Carlos Alberini	62	2010
Keith C. Belling	60	2016

Gary Friedman, 60, has served as our Chairman and Chief Executive Officer of the Company, and Founder of the RH brand as we know it today since January 2014. Previously, Mr. Friedman served as our Co-Chief Executive Officer from July 2013 to January 2014, and as Chairman and Co-Chief Executive Officer from May 2010 to October 2012. From October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis, and as Chief Executive Officer and a member of our Board of Directors from March 2001 to October 2012, during which time he served as our Chairman from March 2005 to June 2008. Mr. Friedman joined RH from Williams-Sonoma, Inc. where he spent 14 years serving as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer of Williams-Sonoma, Inc. and President of Retail from 1995 to 2000, and as Executive Vice President of Williams-Sonoma, Inc. and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2000 during which time Mr. Friedman was responsible for transforming Pottery Barn from a $50 million dollar table top and accessories business, into a billion dollar plus home furnishings lifestyle brand. Mr. Friedman also developed and rolled out the revolutionary Williams-Sonoma Grande Cuisine stores, growing the brand from less than $100 million to almost $1 billion. Lastly, while at Williams-Sonoma Mr. Friedman spent several years conceptualizing and developing the West Elm brand which launched shortly after he left the company. Mr. Friedman joined Williams-Sonoma in 1988 as Senior Vice President of Stores and Operations. Mr. Friedman began his retail career in 1977 as a stock-boy at the Gap store in Santa Rosa, California. He spent eleven years with Gap, and held the positions of Store Manager, District Manager and Regional Manager overseeing 63 stores in Southern California. Mr. Friedman was selected to our board of directors because of his leadership in re-conceptualizing and developing the RH brand and business into the leading luxury home brand in the North American market, his deep and unmatched expertise in developing and rapidly growing many of the leading consumer brands in the home furnishings space, and his extensive knowledge of building and leading complex multi-branded and multi-channel organizations.

Carlos Alberini, 62, has served on our board of directors since June 2010. Mr. Alberini has served as the Chairman and Chief Executive Officer of Lucky Brand since February 2014. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini was President and Chief Operating Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

Keith C. Belling, 60, has served on our board of directors since April 2016, and previously served as an advisor to the board of directors from May 2015 to April 2016. Mr. Belling is the co-founder, Chairman and former Chief Executive Officer of popchips, inc. (“popchips”) a leading better-for-you snack food business that launched in 2007. Mr. Belling served as popchips’ Chief Executive Officer from 2007 through 2012, leading the company to sales and distribution at over 30,000 retail stores across North America and the United Kingdom and has served as the Chairman of the Board since 2007. Mr. Belling has served as an advisor to several innovative consumer, real estate and technology companies, including Modern Meadow Inc., Olly Nutrition, and LBA Realty LLC. Mr. Belling also has founded other businesses, including e-commerce company Allbusiness.com, a leading small business portal, founded in 2008, where Mr. Belling formerly served as Chief Executive Officer and which was acquired by NBCi. Mr. Belling was a real estate attorney with Morrison & Foerster LLP, where he represented a diverse clientele including developers and real estate investors. Mr. Belling has been selected to our board because of his experience as a founder, leader, and entrepreneur of several innovative consumer companies, as well as his background and experience in the real estate sector.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE THREE NOMINATED DIRECTORS.

Class I Directors Continuing in Office until the 2019 Annual Meeting

Eri Chaya, 44, has served as a member of our board of directors since November 2012. Ms. Chaya served as our Chief Creative Officer since April 2008, in May 2016 became Co-President, Chief Creative and Merchandising Officer and in November 2017 became our President, Chief Creative Officer. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya was selected to our board of directors because of her extensive knowledge and experience in design, product development, brand development, marketing and advertising.

Mark Demilio, 62, has served as a member of our board of directors since September 2009 and currently serves as the board’s Lead Independent Director. Mr. Demilio was a member of the board of directors of Cosi, Inc., a national restaurant chain, from April 2004 to May 2017, served on its audit committee, its compensation committee and its nominating and corporate governance committee, and served for a time as Chairman of the board of directors of Cosi and as the interim Chief Executive Officer of Cosi. Since September, 2015, Mr. Demilio has served as a member of the board of directors and Chairman of the audit committee of Schumacher Clinical Partners, a privately-held provider of emergency medicine and hospitalist services through physician staffing and management. From February 2014 through March 2016, Mr. Demilio served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the General Counsel for Magellan Health Service, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

Leonard Schlesinger, 65, was appointed to our board of directors in April 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after having served as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (now L Brands, Inc.), an NYSE-listed company, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger also previously served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products and technology companies. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an M.B.A. from Columbia University and a Bachelor of Arts in American Civilization from Brown University. Dr. Schlesinger’s extensive experience at numerous private and public retail companies provides the board with valuable operational, financial and business expertise.

Class II Directors Continuing in Office until the 2020 Annual Meeting

Hilary Krane, 54, has served on our board of directors since her appointment in June 2016. She has served in executive roles at NIKE, Inc. since 2010 and currently serves as its Executive Vice President, Chief Administrative Officer and General Counsel. Prior to joining NIKE, Inc., Ms. Krane was General Counsel and Senior Vice President for Corporate Affairs at Levi Strauss & Co. from 2006 to 2010. From 1996 to 2006, she was a partner and assistant general counsel at PricewaterhouseCoopers LLP. Ms. Krane has been a director at the Federal Reserve Bank of San Francisco, Portland Branch since January 2018. Ms. Krane holds a Bachelor of Arts from Stanford University and a J.D. from the University of Chicago. Ms. Krane was selected to our board of directors because of her experience contributing to the growth and development of innovative and iconic global brands.

Katie Mitic, 48, has served on our board of directors since October 2013. Ms. Mitic was previously Founder and Chief Executive Officer of Sitch, Inc., a mobile app company from 2012 to 2017. From 2010 to 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. From 1994 to 2010, Ms. Mitic held leadership positions at various consumer technology companies. She also serves on the board of directors, compensation committee and nominating and governance committee of eBay, Inc., a global e-commerce company and on the board of directors of Headspace, a mobile health and wellness company. Ms. Mitic holds a B.A. degree in Economics from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

Ali Rowghani, 45, was appointed to our board of directors on January 22, 2015. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull. Mr. Rowghani is currently the CEO of the YCombinator Continuity Fund, which invests in growth-stage startups. Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University. Mr. Rowghani’s operational and financial leadership, coupled with his expertise in scaling innovative, high-growth companies, provides the board with valuable operational and financial expertise.

CORPORATE GOVERNANCE & DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect our board of directors, which is responsible for the general governance of our Company, including selection and oversight of key management, and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The contents of our website are not incorporated by reference into this proxy statement and are not soliciting materials.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Copies of these codes are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” We expect that any amendments to either code, or any waiver of the requirements of either code, will be disclosed on our website or as required by applicable law or NYSE listing requirements.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our compensation committee. None of our directors or executive officers are members of the same family.

Composition and Qualifications of our Board of Directors

Our board of directors consists of nine directors, including our Chairman and Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Our directors by class are as follows:

Class I: Eri Chaya, Mark Demilio and Leonard Schlesinger, with a term expiring at the 2019 annual meeting.

Class II: Hilary Krane, Katie Mitic and Ali Rowghani, with a term expiring at the 2020 annual meeting.

Class III: Gary Friedman, Carlos Alberini and Keith Belling, with a term expiring at the 2018 annual meeting.

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in their individual biographies above and as summarized below.

				Committee Membership			Experience
Name/ Current position	Age	Director Since	Independent	Audit	Comp.	Nom. & Corporate Governance	Business Leadership	Brand/Retail	Growth Company	Public Company Executive/Director	Investment/ Financial	Legal	Risk Oversight/Management
Gary Friedman – RH Chairman & CEO	60	Mar. 2001					●	●	●	●
Carlos Alberini – Chairman & CEO of Lucky Brand	62	Jun. 2010	●				●	●	●	●	●
Keith Belling – Founder and Chairman of popchips, inc.	60	Apr. 2016					●	●	●		●
Eri Chaya – RH President, Chief Creative Officer	44	Nov. 2012						●	●
Mark Demilio – Former Chairman of the Board of Cosi, Inc.	62	Sep. 2009	●	○	●	○	●			●	●	●	●
Hilary Krane – EVP, CAO and General Counsel, NIKE, Inc.	54	Jun. 2016	●	●				●		●		●	●
Katie Mitic – Former Founder & CEO of Sitch, Inc.	48	Oct. 2013	●	●			●	●	●	●
Ali Rowghani – CEO, YCombinator Continuity Fund	45	Jan. 2015	●			●	●	●	●	●	●
Leonard Schlesinger – Professor of Business Administration, Harvard Business School	65	Apr. 2014	●		○		●	●	●	●			●
○ Committee Chair ● Committee Member

Board Leadership Structure; Lead Independent Director

Our Corporate Governance Guidelines provide that the roles of Chairman of our board of directors and Chief Executive Officer may be either separate or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently, the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our board of directors.

In July 2013, the board of directors created the position of Lead Independent Director and adopted a Lead Independent Director Charter, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors, to help facilitate communication between the board of directors and management and perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over executive sessions of non-management directors.

Mr. Demilio currently serves as our Lead Independent Director. We believe the appointment of Mr. Demilio as our Lead Independent Director is beneficial to the Company due to Mr. Demilio’s breadth of experience and ability to facilitate communication between management and the board of directors and devote significant time to the Company.

Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our Company is well served by this flexible leadership structure.

Board Meetings

Our board of directors held a total of six meetings during the fiscal year ended February 3, 2018 (“fiscal 2017”) and our independent directors met in regularly scheduled executive sessions presided over by our Lead Independent Director. During fiscal 2017, all of our incumbent directors attended at least 75% of the total meetings of the board and of the committees on which they served during the period for which they were a director or committee member.

Agendas and topics for board and committee meetings are developed through discussions among management and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

Committee Composition and Meetings

In fiscal 2017, the board had the following standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. All board committees are composed of independent directors. Committee membership and the number of meetings each committee held in fiscal 2017 are as follows:

Committees
Directors	Audit (3)	Compensation (3)	Nominating & Corporate Governance (3)
Mark Demilio (1)(2)	Chair	Member	Chair
Hilary Krane	Member
Katie Mitic	Member
Ali Rowghani			Member
Leonard Schlesinger		Chair
Number of Meetings in Fiscal 2017	5	14	0

(1)	Designated by the board as an “audit committee financial expert.”
(2)	Mr. Demilio is currently the board’s Lead Independent Director.
(3)	Committee members had various informal meetings in fiscal 2017.

Our board of directors has delegated various responsibilities and authorities to its three different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors as they deem appropriate and as the board of directors may request. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee was appointed by our board of directors, which reviews committee composition from time to time.

Audit Committee

The audit committee was established for the primary purpose of assisting the board of directors in overseeing the accounting and financial reporting processes of the Company and audits of its financial statements. The audit committee is responsible for, among other matters:

•	appointing, retaining, compensating, evaluating, terminating and overseeing our independent registered public accounting firm;

•	delineating relationships between our independent registered public accounting firm and our Company consistent with the rules of the NYSE and request information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	reviewing and approving related-person transactions.

Our audit committee currently consists of Mr. Demilio, Ms. Krane and Ms. Mitic. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our board of directors has affirmatively determined that each of Mr. Demilio, Ms. Krane and Ms. Mitic meets the definition of “independent director” for purposes of serving on our audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors has adopted a written charter for the audit committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The audit committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Compensation Committee

The compensation committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers, as further described in “Compensation Discussion and Analysis—Compensation Committee Review of Compensation” below. The compensation committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;

•	reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers;

•	reviewing employment agreements and other similar arrangements between us and our executive officers; and

•	appointing and overseeing any compensation consultants.

Our compensation committee currently consists of Mr. Demilio and Dr. Schlesinger. Our board of directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE.

Our board of directors adopted a written charter for the compensation committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The compensation committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the election of directors. The nominating and corporate governance committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee currently consists of Messrs. Demilio and Rowghani. Our board of directors has affirmatively determined that each member of the nominating and corporate governance committee meets applicable independence requirements for membership on a nominating and corporate governance committee in accordance with applicable rules of the NYSE.

Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Corporate Governance.” The nominating and corporate governance committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Director Nominations; Communication with Directors

Criteria for Nomination to the Board

In accordance with its charter, the nominating and corporate governance committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to our board of directors. The nominating and corporate governance committee considers qualifications for the board of directors’ membership, which may include, among others:

(1)	the highest personal and professional integrity,

(2)	demonstrated exceptional ability and judgment,

(3)	broad experience in business, finance or administration,

(4)	familiarity with the Company’s industry,

(5)	ability to serve the long-term interests of the Company’s stockholders,

(6)	sufficient time available to devote to the affairs of the Company,

(7)	ability to provide continuing service to promote stability and continuity in the boardroom and provide the benefit of familiarity and insight into the Company’s affairs that directors would accumulate during their tenure,

(8)	ability to help the board of directors work as a collective body, and

(9)	experience, areas of expertise, as well as other factors relative to the overall composition of the board of directors.

The nominating and corporate governance committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating and corporate governance committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the stockholders as a whole.

Each director’s individual biography set forth above includes the key individual attributes, experience and skills of each director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time, as reflected in the summary above. We believe the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives.

Stockholder Proposals for Nominees

In accordance with its charter, the nominating and corporate governance committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in the nominating and corporate governance committee’s charter regarding director nominations. The nominating and corporate governance committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the nominating and corporate governance committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted in writing and must be received by the Corporate Secretary between February 4, 2019 and March 6, 2019 to ensure adequate time for meaningful consideration by the nominating and corporate governance committee. Each submission must include the following information:

•	the candidate’s name, age, business address and residence address;

•	the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

•	the class and number of shares of the Company which are beneficially owned by the candidate;

•	any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

•	any other information pertinent to the qualification of the candidate;

•	the name and record address of the stockholder making the recommendation; and

•	the class and number of shares of the Company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Additional Information—Stockholder Proposals for the 2019 Annual Meeting.”

Communicating with Members of the Board of Directors

Any stockholder or any other interested party who wishes to communicate directly with (i) our entire board of directors, (ii) the non-management directors as a group, or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, RH, Legal Dept., 15 Koch Road, Suite K, Bldg. D, Corte Madera, CA 94925, Attn: Corporate Secretary. All communications will be received, processed and then directed to the appropriate member(s) of our board other than, at the board’s request, certain items unrelated to the board’s duties, such as customer complaints, spam, junk mail, solicitations, employment inquires and similar items.

Stockholder Outreach Activities

We actively engage with major stockholders of the Company, which has been a practice of the Company since our initial public offering in 2012. In 2016, we launched a formalized stockholder outreach program in order to solicit additional input from stockholders with respect to corporate governance and executive compensation practices. This stockholder outreach effort continued in 2017 and 2018 and is designed to supplement the ongoing communications between our management and stockholders.

Please refer to the Compensation Discussion and Analysis section of this proxy statement under “Stockholder Engagement” for more information regarding our stockholder outreach program. We plan to continue various stockholder communication and outreach programs in the future.

Board Independence

In accordance with our Corporate Governance Guidelines, the board of directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors affirmatively determined that each of Mr. Alberini, Mr. Demilio, Ms. Krane, Ms. Mitic, Mr. Rowghani and Dr. Schlesinger is an “independent director,” as defined under the applicable rules of the NYSE and the SEC, and that the other members of the board are not independent. Further, the board of directors determined that each member of the board of directors’ audit committee, compensation committee and nominating and corporate governance committee satisfies independence standards applicable to each committee on which he or she serves.

The board’s independence determination was based on information provided by our current directors. In particular, in making its determination that Mr. Alberini is an independent director, the board of directors considered that under the rules of the NYSE and the SEC, Mr. Alberini could be deemed independent for membership on the board of directors after February 2017 given that his prior service as the Company’s Co-Chief Executive Officer and Chief Executive Officer had occurred more than three years prior to such date. In reaching its conclusion regarding the independence of Mr. Alberini, the board of directors further considered Mr. Alberini’s position as the chief executive officer of Lucky Brands and other prior and existing relationships between the Company and Mr. Alberini. The board concluded that Mr. Alberini’s full-time position as chief executive officer of another company distinguished his circumstances from that of a former chief executive officer who remains on the board of directors upon retirement as chief executive officer. Although the board of directors determined that Mr. Alberini is an independent director under the applicable rules of the NYSE and the SEC, the board of directors has elected not to appoint Mr. Alberini to any of the committees of the Company that are required under applicable rules of the NYSE or SEC to be composed entirely of independent directors.

Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, including the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised by management of particular risk management matters in connection with the board’s general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the board of directors from time to time.

Board Diversity

Our board of directors strongly believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board of directors and the needs of the business. Accordingly, the board regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience.

Our current board composition is highly diverse in the areas of gender, age, ethnicity and business experience. We believe that our commitment to diversity is demonstrated by the current membership of our board. See the graphic under “—Composition and Qualifications of our Board of Directors” above for further information regarding the composition and experience of our current board.

Director and Executive Stock Ownership Guidelines

In May 2018, the Board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. The guidelines provide that executive officers should own RH stock with a value at least equal to six times annual base salary for the Chief Executive Officer and two times annual base salary for our other executive officers. The guidelines provide that non-management directors should own RH stock with a value at least equal to two times the amount of the annual cash retainer paid to directors. Executive officers and directors are expected to achieve the stock ownership levels under these guidelines by the later of five years from the effective date of the guideline or the date of their hire, promotion or appointment, except for the Chief Executive Officer for whom these guidelines are effective immediately.

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to their roles within the last few years. We anticipate our remaining executive officers and non-management directors will be in compliance with the guidelines within the required time frame.

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 24, 2018, beneficially owns approximately 27.1% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2017, was valued at approximately 172.0 times his annual base salary for fiscal 2017, far above the multiple of six times salary minimum ownership requirement. Additional information regarding the stockholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Corporate Social Responsibility

We developed our Compliance & Corporate Social Responsibility (“CSR”) program to consist of four key components:

•	Compliance & Product Safety

•	Philanthropy

•	Responsible Sourcing

•	Sustainability

We are committed to sourcing safe and quality products, to being a good and charitable neighbor in the communities where we live and work, to working with suppliers that help promote safe and fair working conditions, and to being responsible stewards of natural resources and of architectural legacy.

We believe that these four key components enhance our brand presence and are aligned with the interests of our customers and stockholders.

We collaborate with a variety of third-party partners to help implement our CSR program. We have worked with Habitat for Humanity, Good360, UL, Fair Working Conditions and Helloow Handmade, to name a few.

We have not used corporate funds to make contributions to nor have we provided use of any of our Galleries to support or oppose federal, state or local political parties, candidates, campaigns and/or ballot measures. Our statement on political activity may be accessed through our website at ir.rh.com under Corporate Governance.

We continue to evolve our CSR program. More information on our CSR efforts and the work we do with our third-party partners can be found at ir.rh.com under Compliance & Corporate Social Responsibility.

Annual Meeting Attendance

We do not have a policy that requires our directors to attend the annual meeting of stockholders. Two directors attended the 2017 annual meeting.

COMPENSATION OF DIRECTORS

We compensate all non-employee members of our board of directors as follows:

Annual cash retainer	$120,000, paid quarterly in advance
Lead Independent Director	20,000 stock options granted upon appointment (1)
Audit committee chairman	$50,000, paid quarterly in advance
Audit committee member	$25,000, paid quarterly in advance
Compensation committee chairman	$35,000, paid quarterly in advance
Compensation committee member	$20,000, paid quarterly in advance
Nominating & corporate governance committee chairman	$25,000, paid quarterly in advance
Nominating & corporate governance committee member	$15,000, paid quarterly in advance
Board meeting attendance fees	$2,500 per in-person meeting;
$1,500 per telephonic meeting
Annual equity grant of restricted stock	Aggregate value of $125,000 (2)

(1)	This option was granted in March 2016 upon Mark Demilio’s appointment as Lead Independent Director. No additional grant was made in fiscal 2017. The options vest in five equal installments over five years, subject to the individual’s continuing service as the Lead Independent Director, such that the option shall become exercisable for 4,000 shares on the first anniversary of the date of the individual’s appointment as Lead Independent Director and for an additional 4,000 shares upon each of the second, third, fourth and fifth anniversaries thereafter.
(2)	Based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant. Grants are made for service for the period between the annual meeting of stockholders for the fiscal year in which the grant was made and the annual meeting of stockholders for the following fiscal year.

Annual equity grants described above are granted on the date of the annual meeting of stockholders each year.

Mr. Friedman and Ms. Chaya, as current Company employees, did not receive any compensation for board service for fiscal 2017. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

The following table shows the compensation earned by all non-employee directors during fiscal 2017:

Name	Fees Earned	Stock Awards (1)	Total
Carlos Alberini	$ 129,500	$ 142,465	$ 271,965

Keith Belling	$ 129,500	$ 142,465	$ 271,965

Mark Demilio	$ 224,500	$ 142,465	$ 366,965

Hilary Krane	$ 154,500	$ 142,465	$ 296,965

Katie Mitic	$ 154,500	$ 142,465	$ 296,965

Ali Rowghani	$ 144,500	$ 142,465	$ 286,965

Leonard Schlesinger	$ 164,500	$ 142,465	$ 306,965

(1)	Reflects the aggregate grant date fair value of the awards of restricted stock made in fiscal 2017, computed in accordance with FASB ASC 718, Stock-Based Compensation. See Note 16—Stock-Based Compensation in our audited consolidated financial statements contained in our Form 10-K for fiscal 2017. Amounts shown do not reflect compensation actually received or that may be realized in the future by the director.

At February 3, 2018, the last day of our 2017 fiscal year, the aggregate number of unvested restricted stock awards and unexercised stock options held by each of our directors during fiscal 2017, other than Mr. Friedman and Ms. Chaya, is set forth below. Information regarding equity awards held by Mr. Friedman and Ms. Chaya is set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement.

Name	Shares of Unvested Restricted Stock (1)	Unexercised Stock Options
Carlos Alberini	2,233	—

Keith Belling	2,233	—

Mark Demilio	2,233	20,000 (2)

Hilary Krane	2,233	—

Katie Mitic	2,233	—

Ali Rowghani	2,233	—

Leonard Schlesinger	2,233	—

(1)	All restricted stock awards listed above vest as to 100% of the shares on June 27, 2018.

(2)	Mr. Demilio was granted options to purchase 20,000 shares of stock in connection with his appointment as Lead Independent Director on March 9, 2016. Such options vest pro rata over five years such that they will be fully vested on March 2, 2021, subject to Mr. Demilio’s continued service as Lead Independent Director.

On May 2, 2018, the board adopted several changes to the going forward compensation of non-management directors, with such changes to become effective at the time of the July 18, 2018 annual meeting on a going-forward basis. In order to better align with prevailing market practices, the board of directors determined to eliminate all per meeting fees in favor of an increase in the annual cash retainer for non-employee members of $15,000 per annum. The increased retainer is expected to align with the approximate level of fees paid previously as per meeting fees for the meetings of the board of directors each year. In addition, to reflect the level of work required for certain board roles, the board of directors elected to add a cash retainer of $30,000 per annum for the Lead Independent Director role (where there previously was no cash payment) and to increase the annual cash retainer for the head of the audit committee and compensation committee by $30,000 and $40,000, respectively.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (commonly referred to as a “say-on-pay” vote).

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Compensation Program and Philosophy

We are asking our stockholders to approve the say-on-pay proposal as we believe that our compensation programs create the proper incentives for our executive officers. As described in greater detail under the heading “Compensation Discussion and Analysis,” our compensation programs are designed to attract and retain the best talent, use the Company’s equity to encourage an ownership mentality among our named executive officers and align the long-term financial interest of our executives with those of our Company and our investors. To achieve these objectives, our executive compensation program has three principal components: an annual base salary, a performance-based annual cash incentive and long-term equity incentive compensation.

In addition, since the date of our last annual meeting, we have engaged in stockholder outreach to solicit input on a variety of matters including our compensation of executive officers from our institutional stockholders as described under “Compensation Discussion and Analysis—Stockholder Engagement.” Based in part on the findings of this outreach effort, we believe our executive officer compensation approach is in line with the expectations of the majority of our institutional stockholders. In addition, in response to the request of our institutional holders, we have granted equity incentive awards that incorporate performance metrics as an element of such awards and have provided disclosure regarding such equity incentive awards in this proxy statement to provide transparency regarding our intentions in the terms, incentive structure and tenor of award grants. We believe that this approach, taken together with the basis on which we determine compensation of our executive officers, as described under “Compensation Discussion and Analysis,” is consistent with the feedback we have received from our institutional stockholders.

Our compensation committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve its goals. The board and the compensation committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We intend to present this advisory vote on named executive compensation to our stockholders on an annual basis.

Required Vote for This Proposal

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, this Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers (“PwC”) as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2018. The audit committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent auditors in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2017 and fiscal 2016. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence with respect to the Company.

The aggregate fees billed for fiscal 2017 and fiscal 2016 for each of the following categories of services are as follows:

Fees Billed to the Company	Fiscal 2017	Fiscal 2016
Audit fees (1)	$ 1,983,997	$ 1,870,276

Audit related fees (2)	115,900	85,472

Tax fees (3)	397,169	251,006

All other fees (4)	33,788	483,953

Total	$ 2,530,854	$ 2,690,707

(1)	Includes fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, and audit procedures related to management’s implementation of new accounting systems.
(2)	Includes fees that are for assurance and related services other than those included in audit fees above. In 2016, these services were primarily related to lease accounting consulting. In 2017, these services were primarily related to lease accounting consulting, SEC comment letters, price quantity work and debt offering and accounting services.
(3)	Includes fees for tax compliance and advice.
(4)	Includes fees for all other non-audit services. These services were primarily related to due diligence associated with the Company’s acquisition of a controlling interest in Design Investors WW Acquisition Company, LLC (“Waterworks”).

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

Required Vote for This Proposal

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve Proposal 3. Proposal 3 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of appointment of auditors is based on the votes actually cast.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended February 3, 2018 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).

2. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (United States).

3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended February 3, 2018.

Mark Demilio, Chairman	Hilary Krane	Katie Mitic

EXECUTIVE OFFICERS

Below is a list of the names and ages, as of May 24, 2018, of our executive officers and a description of their business experience.

Directors and Executive Officers	Age	Position
Gary Friedman	60	Chairman and Chief Executive Officer
Karen Boone	44	President, Chief Financial and Administrative Officer
Eri Chaya	44	President, Chief Creative Officer
DeMonty Price	56	President, Chief Operating, Service and Values Officer
David Stanchak	59	President, Chief Real Estate and Development Officer
Sandra Stangl	50	President, Chief Merchandising and Business Development Officer

Gary Friedman has served as our Chairman and Chief Executive Officer of the Company, and Founder of the RH brand as we know it today since January 2014. Previously, Mr. Friedman served as our Co-Chief Executive Officer from July 2013 to January 2014, and as Chairman and Co-Chief Executive Officer from May 2010 to October 2012. From October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis, and as Chief Executive Officer and a member of our Board of Directors from March 2001 to October 2012, during which time he served as our Chairman from March 2005 to June 2008. Mr. Friedman joined RH from Williams-Sonoma, Inc. where he spent 14 years serving as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer of Williams-Sonoma, Inc. and President of Retail from 1995 to 2000, and as Executive Vice President of Williams-Sonoma, Inc. and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2000 during which time Mr. Friedman was responsible for transforming Pottery Barn from a $50 million dollar table top and accessories business, into a billion dollar plus home furnishings lifestyle brand. Mr. Friedman also developed and rolled out the revolutionary Williams-Sonoma Grande Cuisine stores, growing the brand from less than $100 million to almost $1 billion. Lastly, while at Williams-Sonoma Mr. Friedman spent several years conceptualizing and developing the West Elm brand which launched shortly after he left the company. Mr. Friedman joined Williams-Sonoma in 1988 as Senior Vice President of Stores and Operations. Mr. Friedman began his retail career in 1977 as a stock-boy at the Gap store in Santa Rosa, California. He spent eleven years with Gap, and held the positions of Store Manager, District Manager and Regional Manager overseeing 63 stores in Southern California.

Karen Boone serves as our President, Chief Financial and Administrative Officer, and leads all financial and administrative functions, including strategic and financial planning, accounting, treasury, tax, internal audit, human resources, investor relations, legal, compliance, and facilities across the Company’s multiple businesses and brands. Ms. Boone served as RH’s Co-President, Chief Financial and Administrative Officer from May 2016 to November 2017, Chief Financial and Administrative Officer from May 2014 to May 2016 and Chief Financial Officer from June 2012 to May 2014. Prior to RH, Ms. Boone worked for Deloitte & Touche LLP, an accounting and consulting firm, where she most recently served as an audit partner. Ms. Boone has served as the chair of the audit committee and a director of Sonos since June 2017.

Eri Chaya serves as our President, Chief Creative Officer and Director. Ms. Chaya leads product curation and integration, brand development and design, and Interior Design for RH Interiors, Modern, Outdoor, Baby & Child and Teen, across the Company’s physical, digital and print channels of distribution. Ms. Chaya served as RH’s Co-President, Chief Creative and Merchandising Officer and Director from May 2016 to November 2017, Chief Creative Officer from April 2008 to May 2016 and Vice President of Creative from July 2006 to April 2008. Ms. Chaya has been a member of the RH Board of Directors since 2012. Prior to RH, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency, and a creative director at Banana Republic.

DeMonty Price serves as our President, Chief Operating, Services and Values Officer. Mr. Price leads service and operations across the Company’s Galleries, outlets, distribution centers, care centers and home delivery network, as well as ensure a deep commitment to the Company’s values and beliefs throughout the organization. Mr. Price served as Co-President, Chief Operating, Service and Values Officer from May 2016 to November 2017. Mr. Price joined RH in 2002 and served as the Company’s Chief Service and Values Officer from September 2015 to May 2016, and Senior Vice President of Retail Galleries and Operations, and the Company’s Chief Values Officer from June 2006 to September 2015. Prior to RH, Mr. Price was with Williams-Sonoma, Inc. for four years in various field leadership roles, as well as with Gap Inc. and Nike Inc.

David Stanchak serves as our President, Chief Real Estate and Development Officer. Mr. Stanchak leads real estate development, architecture and design for all of the Company’s brands, concepts and facilities domestically and internationally. Prior to

Mr. Stanchak’s appointment to the Office of the President in November 2017, Mr. Stanchak served as RH’s Chief Real Estate and Transformation Officer since May 2017 and Chief Real Estate and Development Officer from May 2015 to May 2017. From 2008 to 2013, Mr. Stanchak served as Senior Vice President of Dick’s Sporting Goods and as President of Golf Galaxy. Mr. Stanchak has also been the President and owner of Pinpoint Real Estate Company since 1995. Over his 30-year career in the commercial real estate industry, Mr. Stanchak has worked as a senior executive, board member, consultant, investor, real estate broker and attorney in all aspects of high-growth, multi-unit retail brand development. He has had direct responsibility for opening more than 2,500 retail store locations, managing real estate portfolios and deploying in excess of $2 billion for retailers including RH, Dick’s Sporting Goods, Field & Stream, Golf Galaxy, True Runner, DSW, Filene’s Basement, Mike Ditka’s Steakhouse, James Hardie Building Products, Blockbuster Entertainment, Einstein/Noah Bagel Corp. and Boston Market.

Sandra Stangl serves as our President, Chief Merchandising and Business Development Officer, and leads merchandising, inventory planning, and sourcing for RH Interiors, Modern, Outdoor, Baby & Child, Teen, and Contract, across the Company’s physical, digital, and print channels of distribution. Prior to Ms. Stangl’s appointment to the Office of the President in November 2017, Ms. Stangl had served as President of New Business Development since she joined RH in May 2017. Ms. Stangl joined RH after a 23-year career at Williams-Sonoma, Inc. Ms. Stangl served as President of the Pottery Barn Brands including Pottery Barn, Pottery Barn Kids and PB Teen from 2013 until March 2017 where she oversaw merchandising, product development, inventory management, creative services, visual merchandising, brand finance and operations for all three brands. From 2008 until 2013, Ms. Stangl served as President of Pottery Barn and in various leadership roles since she joined Pottery Barn in July 1994. Ms. Stangl serves as an honorary board member for Larkin Street Youth Services and has recently joined the University of San Diego Board of Trustees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We align our executive compensation practices with the ongoing success of our Company. This compensation discussion and analysis (“CD&A”) explains the strategy, design, and decision-making processes of our compensation programs and practices in fiscal 2017 for our named executive officers. This CD&A is intended to provide perspective on the compensation information contained in the compensation tables that follow this discussion. This CD&A also discusses how the fiscal 2017 compensation of our named executive officers aligns with the key goals of our compensation philosophy, namely, attracting and retaining the best talent. We also discuss how our Company uses its compensation programs including equity programs to encourage an ownership and stakeholder perspective among our named executive officers by providing them with a long-term interest in the future growth potential of our Company that aligns with the interests of our stockholders.

We believe that continually analyzing and refining our compensation program enables us to achieve the key goals of our compensation philosophy.

The following table sets forth, for fiscal 2017, our named executive officers, as defined in Item 402 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and each of our five Presidents:

Name	Title (1)
Gary Friedman	Chairman and Chief Executive Officer
Karen Boone	President, Chief Financial and Administrative Officer
Eri Chaya	President, Chief Creative Officer and Director
DeMonty Price	President, Chief Operating, Service and Values Officer
David Stanchak	President, Chief Real Estate and Development Officer
Sandra Stangl (2)	President, Chief Merchandising and Business Development Officer

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.
(2)	Ms. Stangl was hired on May 15, 2017.

We believe that compensation paid to our executive officers should be:

•	closely aligned with the performance of the Company, on both a short-term and long-term basis;

•	linked to specific, measurable results intended to create value for stockholders; and

•	tailored to achieve the key goals of our compensation program and philosophy.

Our executive compensation programs are aligned with our stockholders’ interests, with performance-based compensation being tied primarily to our annual earnings before taxes and our long-term stock price performance.

In the case of our Chairman and Chief Executive Officer, we have structured his multi-year stock option award granted during fiscal 2017 to require substantial stock price appreciation from the Company’s share price on the date of grant, as described further below. Mr. Friedman’s base salary has remained unchanged since it was last increased in June 2013 when he returned to the Company, at the time, as our Chairman and Co-Chief Executive Officer. Mr. Friedman’s bonus opportunity was not changed for fiscal 2016 or fiscal 2017.

The compensation committee has also continued to focus on balancing the alignment of our executive compensation program with our financial performance, providing incentives for retention purposes, rewarding the continued transformation of the business in fiscal 2017 and tailoring our compensation arrangements to match changes in our executive leadership. In March 2018, the compensation committee reviewed the Company’s financial results with respect to its performance-based annual cash incentive awards and determined that the Company should pay out such award at the 90% level based on its targeted fiscal 2017 financial objectives (see “—Fiscal 2017 Business Highlights” below for more information regarding the Company’s financial performance and key strategies and initiative for fiscal 2017). In the case of Ms. Stangl, who was hired on May 15, 2017, the compensation committee provided her with a guaranteed bonus for fiscal 2017. In addition, the base salaries for Ms. Boone, Ms. Chaya, Mr. Price and Mr. Stanchak were also increased from the fiscal 2016 base salaries.

We believe these examples show our commitment to set compensation and performance targets for our executives that align with our long-term growth strategy and our stockholders’ interests.

2017 Stock Option Award to Chairman and Chief Executive Officer

On May 2, 2017, the compensation committee granted a stock option to Mr. Friedman under the 2012 Stock Incentive Plan to purchase 1,000,000 shares of the Company’s common stock (the “2017 Stock Option Award”), with a ten year term and an exercise price of $50 per share, a premium to the market price for the common stock on the date of the grant.

The compensation committee undertook a lengthy and thorough review process prior to the approval of the 2017 Stock Option Award and solicited significant input from independent compensation consultants as part of its review during 2016 and 2017. During the process of discussions with Mr. Friedman concerning the terms of a new multi-year equity award, the compensation committee consulted with and received advice from Willis Towers Watson (during fiscal 2016) and Mercer (during fiscal 2017), each of whom is an independent compensation consultant.

The chart below summarizes the key considerations and review process undertaken by the compensation committee in connection with the 2017 Stock Option Award:

Key considerations in granting the award

•   Mr. Friedman last received a multi-year stock option award in fiscal 2013 in connection with his return, at the time, as our Chairman and Co-Chief Executive Officer.

•   Mr. Friedman did not receive any other equity awards between 2013 and 2017.

•   The 2017 Stock Option Award is structured to be a multi-year award for Mr. Friedman.

•   By linking a combination of both performance goals and a multi-year service period for the 2017 Stock Option Award, the committee intends to create incentives for sustained performance over an extended period of time.

Determining the performance metric

•   The committee paid particular attention to adopting a mix of performance incentives that would align the award with the long-term interests of the Company’s stockholders. Mr. Friedman cannot realize stock option gains in the absence of material increases in stock price.

•   The primary performance measure that the committee focused on for the 2017 Stock Option Award was stock price performance, which the committee determined to be a transparent and accessible measure of overall value that is easily understood by the Company’s stockholders and aligns Mr. Friedman’s compensation with returns experienced by investors.

•   The committee also considered feedback from the stockholder outreach campaigns conducted by RH regarding the structuring and disclosure of equity awards. In particular, the compensation committee incorporated into the structure of the 2017 Stock Option Award investor feedback that sought performance metrics as a key component of any new equity award to the Chairman and Chief Executive Officer.

Key considerations related to the multi-year structure of the award

•   RH received feedback from investors during the course of its shareholder outreach efforts that RH should either make yearly awards to Mr. Friedman or should make clear that the award being granted to Mr. Friedman is intended to qualify as a multi-year award.

•   The committee determined to grant the 2017 Stock Option Award as a multi-year grant to be structured as a four-year service arrangement.

•   The committee structured the award as a multi-year grant tied to a service period of four years which is similar to what the committee did with respect to the equity award granted to Mr. Friedman in 2013.

•   Given the multi-year nature of the 2017 Stock Option Award, it is not expected that the committee would grant annual refresh equity awards to Mr. Friedman until the end of the four-year service period.

Input from independent advisors

•   Mercer provided input and analysis regarding the structure and grant date value of the multi-year award. The compensation committee also received guidance and counsel from outside legal counsel regarding the legal provisions of the awards.

Based upon the above described key considerations and review process, the compensation committee structured the 2017 Stock Option Award to include selling restrictions on the underlying shares which selling restrictions only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements, as further described below. The compensation committee believes that the combination of time-based restrictions and performance-based restrictions tied to stock price appreciation creates a strong alignment between Mr. Friedman and the objectives of the Company’s stockholders.

The shares issued upon exercise of the options will be subject to certain selling restrictions until the twentieth anniversary of the grant date, which selling restrictions lapse based upon a combination of time-based restrictions and performance-based restrictions tied to stock price appreciation. In general, the stock option award is structured such that the option may be exercised at any time but the selling restrictions on the underlying shares would only lapse upon the Company’s common stock price achieving price objectives of $100 per share, $125 per share and $150 per share and Mr. Friedman remaining in service through the achievement of such stock price performance requirements. These price targets represent a substantial price appreciation in excess of the $48.62 price of RH common stock on the date of grant. The following table quantifies the stock price appreciation from the date of grant that would be required to achieve each price objectives:

	Price Target ($)	Premium to Grant-Date Stock Price (%)

Exercise Price	$50	2.8%

Performance Targets	$100	105.7%

	$125	157.1%

	$150	208.5%

In addition, such price targets must be achieved on a sustained basis before the selling restrictions can lapse. Specifically, to achieve any given price target, the Company’s weighted average stock price must achieve a “twenty day average trading price” which means it must remain at or above the dollar thresholds stated above for twenty consecutive trading days (with the weighted average stock price on each such trading day being measured over a period of the last ten trading days on a volume weighted average price). The “twenty day average trading price” requirement means that there is a trailing ten day average minimum price that must be sustained for twenty consecutive trading days.

Furthermore, the option award is structured to stagger the number of shares for which selling restrictions can lapse in the early years of the award, even if the price targets are achieved. A “performance year” is any twelve-month period that begins on

May 2nd. With respect to any given performance year, if the “twenty day average trading price” for RH common stock exceeds $100 per share, $125 per share, or $150 per share for 20 consecutive trading dates during such performance year, then the selling restrictions will lapse as to a maximum of 83,333 shares, 166,666 shares, or 250,000 shares, respectively, on the last day of such performance year, if Mr. Friedman remains in service with RH as an employee with the authority, duties, or responsibilities of a chief executive officer at such date. The following chart presents graphically the number of shares that would be eligible to have selling restrictions lapse in each year of the first four anniversaries of the date of grant at the various stock price objectives:

Structuring the 2017 Stock Option Award this way had several advantageous consequences:

•	The stock price will need to more than double from the grant date price in order to reach the first price performance objective and more than triple to reach the highest price performance objective.

•	The stock price would have to be sustained over a period of time (i.e., the “twenty day average trading price”) in order to achieve any price performance objectives.

•	The earliest date that the stock price objectives can be reached is in each year of the first four years at the rate of a maximum of 250,000 shares per year. Accordingly, even if the stock price had achieved the various performance levels including the $150 level in the first performance year, only a maximum of 250,000 shares would have had selling restrictions lapse and each of such performance price targets including the $150 stock price level would need to be achieved and maintained in future performance years for selling restrictions to lapse as to the full 1,000,000 share award. Accordingly, the selling restrictions as to 1,000,000 shares could lapse in their entirety at the earliest by the end of the fourth performance year.

•	In addition, although the option grant has a ten year term, the stock price performance targets much be achieved in their entirety as to the prices of $100, $125 and $150 per share within the first eight years in order for the selling restrictions to lapse as to all 1,000,000 shares.

During the first performance year, which ended on May 1, 2018, the $100 stock price performance objective was not achieved even though the stock price traded above $100 per share on 35 separate trading days during such year. The reason such target was not achieved is a function of the requirement that the stock price remain above the price target for 20 consecutive trading days and that the price is measured on each day as a ten-day average price. These features have the effect of requiring that the stock remain above the target price objective for a sustained period of time.

•	Given that none of the stated price levels were met before May 1, 2018, the 250,000 options for which selling restrictions were eligible to lapse as early as the end of the first year after the date of grant will be carried forward into future years up until the end of the eighth year from the date of the grant. In the event that each of the stated price levels of $100, $125 and $150 is met during the second performance year, then (a) the selling restrictions for the carried over shares from the first performance year will lapse as to the entire 250,000 shares from the first year with (i) 83,333 shares lapsing on the date on which the $100 stock price is met, (ii) 83,333 shares lapsing on the date on which the $125 stock price is met and (iii) 83,334 shares lapsing on the date on which the $150 stock price is met, (b) the selling restrictions as to 250,000 shares from the second performance year shall lapse on the last day of such second performance year, and (c) the selling restrictions as to the remaining 500,000 shares shall be eligible to lapse in subsequent years depending on the stock price levels in such subsequent years.

•	As another example, if none of the stated price levels are met before the fourth anniversary of the grant date, and each of the stated price levels are met during the fifth performance year, then the selling restrictions with respect to (i) 333,332 shares will lapse on the date on which the $100 price level is met (i.e., the 83,333 block of shares that had been eligible to lapse in each of the four performance years at the $100 price level), (ii) an additional 333,332 shares will lapse on the date on which the $125 price level is met (i.e., the next 83,333 block of shares that had been eligible to lapse in each of the four performance years at the $125 price level) and (iii) an additional 333,336 shares will lapse on the date on which the $150 price level is met (i.e., the final 83,334 block of shares that had been eligible to lapse in each of the four performance years at the $150 price level).

•	Any share selling restrictions that have not lapsed by the end of the eighth performance year will thereafter only lapse on the twentieth anniversary of the grant date. As a result, if the stock price goals are not achieved by the eighth performance year, the underlying shares issuable upon any exercise of the option could not be sold until the twentieth anniversary of the grant date and RH would have certain rights to repurchase such shares at a point in time after exercise using an unsecured promissory note.

•	RH does not expect that Mr. Friedman would exercise any options under the 2017 Stock Option Award unless and until the applicable selling restrictions on the underlying shares had lapsed causing the shares to be free of selling restrictions.

If Mr. Friedman’s employment with RH is (i) terminated by RH without cause, (ii) terminated by Mr. Friedman for good reason (as such terms are defined in the option award agreement), or (iii) terminated for death or disability (as such term is defined in the option award agreement), then any selling restrictions on shares subject to the 2017 Stock Option Award that would have been eligible to lapse at any time during the twelve-month period following such termination had such termination not occurred will be eligible to lapse based solely upon the achievement of the stated price levels at any point during such twelve-month period. For further details regarding the option award agreement, see the Company’s Current Report on Form 8-K filed on May 3, 2017.

Stockholder Engagement

We actively engage with major stockholders of the Company, which has been a practice of the Company since our initial public offering in 2012. In 2016, we launched a formalized stockholder outreach program in order to solicit additional input from stockholders with respect to corporate governance and executive compensation practices. This stockholder outreach effort continued in 2017 and 2018. This formalized stockholder outreach program is designed to solicit feedback from the Company’s stockholders with respect to a number of topics related to our executive pay practices and corporate governance policies. This effort supplements the ongoing communications between our management and stockholders. We believe that our formalized stockholder outreach program has significantly strengthened the effectiveness of our stockholder engagement, as evidenced by the results of our prior year annual meeting at which our say-on-pay proposal received the support of over 90% of votes cast by our stockholders.

As part of the stockholder outreach campaign,

•	In 2016, we solicited the views of institutional investors that we believe represented approximately 94% of our issued and outstanding shares owned by institutional investors as of December 31, 2015, and had discussions with and received feedback from investors representing approximately 61% of such outstanding shares.

•	In 2017, we solicited the views of institutional investors that we believe represented approximately 55% of our issued and outstanding shares owned by institutional investors as of December 31, 2016, and had discussions with and received feedback from investors representing approximately 40% of such outstanding shares.

•	In 2018, we solicited the views of institutional investors that we believe represented approximately 67% of our issued and outstanding shares owned by institutional investors as of December 31, 2017, and had discussions with and received feedback from investors representing approximately 27% of such outstanding shares.

In 2017 and 2018, inasmuch as we had contacts with a large number of our investors in our first annual stockholder outreach campaign, a number of our investors that had been previously contacted indicated there was not a need to have a second or third round of conversations in the current annual stockholder outreach campaigns as their positions on the topics discussed had not changed in any significant way from the prior year conversations.

In addition to the general feedback noted in the chart below, investors have expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the results of our prior year annual meeting at which stockholders voted against our say-on-pay proposal. The results of the stockholder outreach campaign and the feedback we received were provided to our board of directors.

What we heard in 2016, 2017 and 2018	What we did in 2016, 2017 and 2018
Stockholders requested that we include more tables and summary presentation of information within the compensation discussion and analysis portion of the proxy statement.

We reviewed our proxy statements from previous years and made improvements in each year, including providing more information in tables and charts rather than within lengthy narrative form in order to make the presentation easier to read and more accessible to readers.

In particular, in 2017 and 2018 we have added tabular disclosure to our compensation discussion and analysis section regarding the 2017 Stock Option Award that the compensation committee approved for grant to our Chairman and Chief Executive Officer.

Stockholders requested increased transparency into the “why” behind certain compensation decisions, such as the bonus metrics used in our Leadership Incentive Program, or “LIP.”

We provided disclosure in our compensation discussion and analysis in order to explain the reasons we chose certain compensation metrics and to show how our program is aligned with stockholder interests.

In particular, in 2017 and 2018 we have provided detailed information concerning the structuring of the 2017 Stock Option Award that the compensation committee approved for grant to our Chairman and Chief Executive Officer.

Stockholders requested additional disclosure to provide greater context for the level of our executive compensation programs in terms of comparison with industry metrics.

We provided information regarding the results of a comprehensive review of market compensation practices in fiscal 2016 performed by the independent compensation consultants working with our compensation committee.

Stockholders requested additional disclosure regarding certain corporate governance practices.

We added details and information regarding certain of our corporate governance practices. In particular, in 2018 we included disclosure about our newly adopted stock ownership guidelines and our corporate social responsibility programs.

Our historical practice was for our executive officers and directors to retain significant amounts of equity, the board had never formalized any guidelines around these topics until 2018.

In 2016, we asked stockholders about the determination by the Board that Carlos Alberini qualifies as an independent director following the three year anniversary of his departure from RH. Stockholders requested detailed disclosure about the basis for Mr. Alberini being determined an independent director. Some investors noted the policies of independent governance services which indicate that a former chief executive officer should not be deemed fully independent in particular for the purposes of serving on any committees of the board of directors that are required to be comprised of independent members.

In 2017 and 2018, we provide detailed disclosure regarding the basis for the determination that Mr. Alberini is an independent director. In each year, the board also determined not to appoint Mr. Alberini to any of RH’s committees of the board of directors that require directors be independent.

What we heard in 2016, 2017 and 2018	What we did in 2016, 2017 and 2018
In 2016 and 2017, stockholders expressed a general view that to the extent RH makes large equity awards to executives that are intended to serve as a long term equity incentive over a period of years, our disclosure should be very clear about the nature of such multi-year awards and the period that the award is intended to cover.

In those circumstances where we make a multi-year equity award to an executive officer, we intend to disclose details concerning the multi-year nature of the award.

We have followed a practice of making multi-year equity awards to our Chairman and Chief Executive Officer in several instances and we have provided substantial additional disclosure concerning those multi-year awards. In particular, we provided a multi-year equity award to him in the second fiscal quarter of 2013. In the second quarter of fiscal 2017, we granted him an additional multi-year equity award that is designed to serve for a four year period. In 2017 and 2018, we enhanced the level of disclosure concerning these multi-year equity awards to our Chairman and Chief Executive Officer in our compensation discussion and analysis in order to explain the intent and details behind these large equity awards.

In 2016 and 2017, stockholders also expressed a preference that equity awards granted to the executive officers of RH in particular be tied to performance metrics rather than simple time based metrics based on continued service.

Our compensation program relies on equity and equity upside as a key incentive that aligns incentives between the management team and our investors. For example, we consider stock option awards, which only have value if the stock goes higher, a key component of our compensation program.

Based on discussions and compensation reviews in 2016 and 2017, we structured the 2017 Stock Option Award to Mr. Friedman to require substantial stock price appreciation from the price of our common stock on the date of grant in order for restrictions on the shares underlying the award to lapse. We also required a four year service period for the Chief Executive Officer in order to assure that these price objectives would be measured on a sustained basis rather than at a single moment in time. We have experienced substantial stock price appreciation since May 2017 when this award was granted with such vesting structure.

The Company plans to continue various stockholder communication and outreach programs in the future, consistent with prior practice.

Fiscal 2017 Business Highlights

We believe that compensation paid to our executive officers should be closely aligned with the performance of the Company, on both a short-term and long-term basis. The compensation committee’s decision-making regarding executive compensation in any given fiscal year is informed in part by the financial performance of the Company during the prior fiscal year as well as the strategic and business initiatives pursued by the Company during the year. Below we highlight the Company’s fiscal 2017 financial performance, fiscal 2017 key strategies and initiative and fiscal 2017 share price performance.

Fiscal 2017 Financial Performance (1)

GAAP and adjusted net revenues increased 14% to $2.44 billion. Fiscal 2017 included 53 weeks compared to 52 weeks in fiscal 2016.

GAAP operating margin of 5.4% versus 2.5% last year, adjusted operating margin increased 220 basis points to 7.0% in fiscal 2017.

GAAP net income of $2.2 million compared to $5.4 million last year, adjusted net income of $89.2 million, an increase of 72% versus last year.

GAAP diluted earnings per share of $0.07 compared to $0.13 last year, adjusted diluted earnings per share of $3.05, an increase of 140% versus last year.

Fiscal 2017 Key Strategies and Initiative

Fiscal 2017 was the year of execution, architecture and cash at RH.

Some of our primary initiatives during 2017 included continuing to execute our new membership model, architecting a new operating platform and maximizing cash flow by increasing revenues and earnings, and decreasing inventory and capital spending.

•   With 95% of our core RH business driven by members, we believe our move from a promotional to membership model has been a success. Membership has enhanced our brand, streamlined our operations and vastly improved the customer experience.

•   We restrained from adding new businesses in fiscal 2017 outside of our ongoing investments in RH Hospitality as we focused on architecting and designing an operating platform that aligns with and amplifies our luxury positioning.

•   We made significant progress as it relates to the redesign of our operating platform in fiscal 2017 including (i) closing two furniture distribution centers eliminating 1.75 million square feet of space — resulting in savings in excess of $20 million annually; (ii) simplifying our reverse logistics and outlet model – enabling us to liquidate returns in market and driving cost savings in excess of $20 million; and (iii) completing a $225 million reduction in merchandise inventories, a decline of 30% versus fiscal 2016.

•   Our focus on cash resulted in the Company generating $432.8 million in free cash flow in 2017, which supported our repurchase of 20.2 million shares of RH stock during fiscal 2017 at an average price of $49.46. We believe that the allocation of capital to the 2017 share repurchase will drive substantial long term benefit for our shareholders.

We continued our quest to revolutionize physical retailing in 2017 as we opened RH Toronto in October 2017 and RH West Palm in November 2017, our second and third locations with integrated cafés, wine vaults and barista bars. Our initial foray into food and beverage has exceeded our expectations, generating publicity, traffic, and an incremental sales lift in our Galleries. We will continue to invest in building a world class hospitality platform that we believe will render the RH brand more unique and valuable.

We have developed a new smaller prototype Design Gallery that will enable us to more quickly place our disruptive product assortment and immersive retail experience into the market. Due to the reduced square footage and efficient design, these new Galleries are expected to be more capital efficient with less time and cost risk. We anticipate these new Galleries will represent approximately two thirds of our target markets and enable us to ramp from 3 to 5 new Galleries per year to a pace of 5 to 7.

Fiscal 2017 Share Price Performance

We commenced fiscal 2017 with our common stock price trading at a price near $25 per share and ended the year with our stock having closed in the range of $80 per share to above $100 per share toward the end of our fiscal year. We believe our stock price performance was driven by improved financial performance through the year as well the success of our capital allocation strategy including the results of our substantial 2017 share repurchase program.

(1)	Reconciliations of GAAP to non-GAAP financial measures for adjusted net revenues, adjusted net income and adjusted diluted earnings per share are provided in the tables included in Annex A to this proxy statement.

Overview of Compensation Program and Philosophy

Our compensation program is designed to do the following:

Attract and retain	We focus on attracting and retaining top-caliber, knowledgeable and experienced senior executives

Encourage an ownership mentality	Our program aligns the annual and long-term strategic goals of our executives with those of our Company and our stockholders

Motivate	Our program motivates our executives to achieve superior results for our Company and our stockholders

Reward performance	We pay for performance that is achieved through creativity, the capitalization of unique strategic opportunities and business initiatives, and results in stockholder-aligned financial successes

Encourage appropriate risk taking	Our programs focus our executives to analyze business initiatives where we seek return on investment that exceeds downside risks

Provide transparent reward systems	Our reward systems are easily understood by our managers and stockholders

Reinforce the succession planning process	Our programs help management to focus on identifying, and helps us reward, retain and promote from within, the next generation of senior leadership to achieve the Company’s growth, profitability and other objectives through increased responsibilities and compensation

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our executives, including our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation (in the form of annual base salary), short-term compensation (in the form of performance-based, annual cash incentives), and long-term compensation (in the form of equity incentive compensation). We evaluate both the performance and compensation of our named executive officers annually to ensure that the executive compensation program we implement achieves these goals.

We have implemented executive compensation policies and practices that reinforce our compensation philosophy and align with those commonly-viewed best practices and sound governance principles that we believe are appropriate for us. The following chart summarizes these policies and practices:

What we do

•  100% independent directors on our compensation committee

•  Annual review and approval of our compensation strategy

•  Independent compensation consultant engaged by our compensation committee

•  Performance-based cash incentives

•  Significant portion of executive compensation is either tied to corporate performance directly or indirectly through stock price performance because of the equity component of compensation

•  For most equity awards, we have shifted our vesting practices to use five-year vesting periods

○  Generally, we use five-year vesting upon hiring, as well as for subsequent grants

◾   Depending on the circumstances, awards may vest 20% per year on a straight-line basis or in a back-end loaded schedule where larger amounts vest in later years

◾   We have been more frequently using the back-end loaded vesting structure

◾   Five year vesting structures that are not straight-line vesting may vest in several different ways including, by way of example:

•  15% in year one; 15% in year two; 20% in year three; 25% in year four; and 25% in year five; or

•  10% in year one; 10% in year two; 20% in year three; 30% in year four; and 30% in year five

•  Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our common stock

•  In May 2018, the board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors

•  Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 24, 2018, beneficially owns approximately 27.1% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2017, was valued at approximately 172.0 times his annual base salary for fiscal 2017(1), far above the multiple of six times salary minimum ownership requirement

•  Broad-based company-sponsored health and retirement benefits programs

What we don’t do

•  No “single trigger” change of control benefits

•  No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

•  No tax gross-ups for change of control benefits

(1)	Based on shares owned directly, shares owned indirectly and reported as beneficially owned for Section 16 reporting purposes, and the “in the money” value of stock options, restricted stock and restricted stock units that are no longer subject to vesting or selling restrictions.

Compensation Committee Review of Compensation

Our board of directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs.

The compensation committee engages in the following, either together with the board of directors as a whole or as a committee, making recommendations to the board of directors regarding approval, as necessary:

• Annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer;

• Evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

• Determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

• Annually review the following: ○ Annual base salary levels; ○ Annual incentive compensation levels; ○ Long-term incentive compensation levels; and ○ Any supplemental or special benefits

• Ensure that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

• Determine the appropriateness of, and in some cases retain, a compensation consultant to offer advice for the consideration of the compensation committee and consider the independence of such consultant in accordance with applicable SEC and NYSE rules; and

• Perform other necessary tasks related to the implementation and administration of executive compensation plans and programs.

The compensation committee’s annual review of executive compensation generally occurs within the timeframe of April to June of each year.

Compensation Level Setting Process

Our compensation committee reviews the following, among other factors, when determining compensation:

• the individual’s performance and contributions to financial objectives;

• equity awards previously granted to the executive, which includes amounts of such awards that remain unvested or are under selling restrictions and therefore continue to incentivize future performance;

• individual leadership, expectations, expertise, skill, and knowledge;
• analyses of competitive market compensation practices and labor market conditions;
• input from senior management, including our Chairman and Chief Executive Officer; and
• input from an independent compensation consultant.

As we are headquartered in the San Francisco Bay Area, which is a highly dynamic and competitive market for talent, we seek to provide competitive compensation practices for our executive leadership in order to attract and retain the best available talent.

To set a competitive, reasonable and appropriate level of compensation, the board of directors and the compensation committee consider relevant factors, as applicable, to the compensation decision being made in any given year. The board of directors’ and the compensation committee’s approach to evaluating these factors is subjective, not formulaic, and may place more or less weight on a particular factor when determining a particular executive officer’s compensation.

Role of Management in Determining Executive Compensation

In determining the total compensation for each executive officer, the board of directors and the compensation committee consider the specific recommendations of our Chairman and Chief Executive Officer (other than with respect to his own compensation) and may consider input from other senior members of management.

Our Chairman and Chief Executive Officer plays a significant role in the compensation setting process for the other named executive officers by:

• evaluating their performance;
• discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;
• recommending business performance targets and establishing objectives; and
• recommending salary levels, bonuses and equity awards.

Our Chairman and Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the board of directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the board of directors or the compensation committee, after reviewing the other factors and input as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The board of directors and the compensation committee also consider input from our Chairman and Chief Executive Officer, as well as our President, Chief Financial and Administrative Officer when setting financial objectives for our performance-based incentive program.

Role of Compensation Consultants

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing compensation market conditions. Willis Towers Watson, which advised the compensation committee with respect to our executive and board compensation programs for fiscal 2015, was initially engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2016.

On January 14, 2017, Mercer was engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2017.

During their respective terms in fiscal 2016 and fiscal 2017, each of Willis Towers Watson and Mercer conducted research as directed by the compensation committee and supported the compensation committee in the design of executive and board compensation. Although Willis Towers Watson and Mercer each worked with management to develop plans that support our business objectives while carrying out its duties for the compensation committee, each of Willis Towers Watson and Mercer was retained by and reports directly to the compensation committee and does not provide any other services to the Company other than those approved by the compensation committee that would not constitute a conflict of interest or that would not otherwise compromise their independence.

Analyses of Competitive Market Practices

Due to the unique nature of our Company and the lack of direct industry competitors, we do not engage in a formal benchmarking process in setting compensation. Instead, we consider from time to time, as the compensation committee deems appropriate, an array of available data and information in order to assess the competitiveness of our compensation program and philosophy, including market information concerning local and national market compensation practices that are determined to be relevant to the Company. Given the location of our corporate headquarters in the San Francisco Bay Area, we pay close attention to the opportunities that exist for executives at other growth companies located in the San Francisco Bay Area, including public companies, as well as private companies that could be candidates for an initial public offering in the future.

We last conducted a comprehensive review of market compensation practices for executive officer compensation in fiscal 2016. At that time, the compensation committee reviewed the compensation practices of a number of companies of a similar size to us, comprising companies that have out-performed the market consistently in terms of growth and return measures, other brand and retail companies, particularly specialty retail companies, and companies in the technology sector. In addition, the compensation committee reviewed data related to a number of companies with headquarters located on the West Coast (in particular, in the San Francisco Bay Area), regardless of size, because we believe such companies located on the West Coast have unique hiring and compensation practices, which are important for us to consider given the location of our headquarters and the talent pool from which we hire our executive and other employees.

In addition, Mercer also provided the compensation committee with data from their own review of proxy information. The result of this analysis is a comprehensive review of the elements of compensation and practices that are determined to be relevant in setting compensation for our executive officers.

In connection with the comprehensive review of market compensation practices, the Company and the compensation committee consider the executive compensation practices and the market data only as reference points in the review of the Company’s compensation practices, but does not benchmark or use market data in order to set compensation for the executive officers and other executives of the Company.

For fiscal 2017, total compensation of the Company’s named executive officers and other executives was generally within the range of the market data referenced above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, our financial and operating performance and consideration of individual performance and experience.

Executive Compensation Components

The principal components of our compensation program for our named executive officers are summarized in the chart below, which is followed by a detailed explanation of the principal components of our compensation program for our named executive officers. In determining our named executive officers’ overall compensation program, the compensation committee and the board of directors, as applicable, each considers how a particular component motivates performance and promotes retention and sound long-term decision-making.

Compensation Elements	Objectives
Annual base salary	Compensate for services rendered during the fiscal year.
Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives.
Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our stockholders.
Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior employees for key positions.
Employment agreements; severance and change of control benefits	Promote stability and continuity of senior management.

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors, which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations, including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the board of directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the following bases:

• the evaluation of the executive officer’s personal performance for the year;
• the recommendations of our Chairman and Chief Executive Officer (other than with respect to his own base salary);
• the Company’s performance for the year;
• the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes; and
• in the case of increases in base salary other than on an annual basis, an individual’s exceptional performance, or increased responsibilities.

During its annual review of executive compensation for fiscal 2017, the compensation committee reviewed data provided by Mercer and compared that data to each executive’s current cash compensation. As part of their review, the compensation committee in particular considered, in addition to other factors listed above, our financial performance in 2017 and continued focus on multiple long-term key strategies, including transforming our real estate platform, expanding our product offering and increasing our market share, architecting a new operating platform, elevating the customer experience, increasing operating margins, optimizing the allocation of capital in the business and maximizing cash flow, and pursuing international expansion. Following this review, the base salaries of certain of our named executive officers were increased in fiscal 2017, with salary amounts as follows:

Name (1)	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary	Percentage Increase
Gary Friedman	$1,250,000	$1,250,000	0%

Karen Boone	$700,000	$750,000	7.14%

Eri Chaya	$800,000	$850,000	6.25%

DeMonty Price	$650,000	$700,000	7.69%

David Stanchak	$600,000	$650,000	8.33%

Sandra Stangl (2)	n/a	$700,000	n/a

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.
(2)	Ms. Stangl was hired on May 15, 2017.

Performance-Based Annual Cash Incentives

We have adopted the Leadership Incentive Program, or “LIP,” which is a cash-based incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position with the Company. Cash bonuses under the LIP link a significant portion of the named executive officer’s total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on achievement of financial objectives, rather than individual performance, in order to focus the entire senior management team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of the eligible portion of such officer’s base salary. The target bonus amount is based on the Company meeting the target achievement level for the relevant financial objectives.

The compensation committee and/or the board of directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the “20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the “200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of the eligible portion of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the board of directors as a whole, sets the financial objectives each year under the LIP, and the payment and amount of any bonus depends upon whether we achieve at least a certain percentage of the financial objectives under the LIP (at least 20% for fiscal 2017). The compensation committee, either as a committee or with the board of directors as a whole, generally establishes such objectives for the Company at levels that it believes can be reasonably achieved with strong performance over the fiscal year. In making the determination of minimum and target levels, the compensation committee and/or the board of directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year. The compensation committee and the board of directors have discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly. The compensation committee and the board of directors exercise such discretion based on business judgment, taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. The compensation committee may consult the board of directors, as deemed necessary, with respect to material issues concerning the administration of the LIP, including interpretations of the terms of the LIP.

For fiscal 2017, the performance metric for the LIP was based on adjusted net income (“Adjusted Income”), which we define as consolidated income before taxes, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Income provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We do not adjust for depreciation or amortization. Therefore, Adjusted Income indirectly reflects the Company’s capital use and capital expenditures, which are important factors of our long-term business strategy. We believe the use of Adjusted Income is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of stockholders. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

For fiscal 2017, the compensation committee approved the following targets under the LIP:

Achievement Level	Adjusted Income Before Tax
20%	$103 million

100%	$158 million

200%	$207 million

In fiscal 2017, LIP targets were established based upon the Company’s operating plans and objectives for fiscal 2017 which in turn were formulated in part based upon the results for fiscal 2016. The compensation committee sets the LIP targets with the objective of encouraging the management team to drive financial performance based upon the Company’s operating plan and financial objectives for the year in question.

The following table sets forth the bonus targets as a percentage of the eligible portion of the executive’s base salary under the LIP in fiscal 2017 for our executive officers at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level. During its annual review of the LIP and bonus targets for the executive officers for fiscal 2017, the compensation committee determined not to make any changes to the bonus targets as a percentage of the eligible portion of the executive’s base salary for Mr. Friedman, Ms. Boone, Ms. Chaya and Mr. Price from such targets for fiscal 2016.

Achievement Level (1)	Gary Friedman	Karen Boone	Eri Chaya	DeMonty Price	David Stanchak	Sandra Stangl
Below 20%	0%	0%	0%	0%	0%	0%

20%	20%	10%	10%	10%	10%	10%

100%	125%	50%	50%	50%	50%	50%

200%	250%	100%	100%	100%	100%	100%

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.

In March 2018, the compensation committee reviewed our financial results related to the LIP targets set in the prior year, and determined that the Company reached the 90% Achievement Level with respect to the Company’s financial objectives. The compensation committee determined that Adjusted Income for fiscal 2017 for purposes of the LIP was approximately $152.7 million, which reflected the compensation committee’s determination that certain other extraordinary or non-recurring items should also be excluded from determining Adjusted Income for purposes of the LIP. Accordingly, the compensation committee approved payment of the bonuses earned under the LIP for our named executive officers as follows:

Name (1)	Bonus Earned for Fiscal 2017 under the LIP	Eligible Portion of Base Salary	Bonus Earned as Percentage of Fiscal 2017 Bonus Eligible Base Salary
Gary Friedman	$1,409,375	$1,250,000	113%

Karen Boone	$332,658	$737,601	45%

Eri Chaya	$377,758	$837,601	45%

DeMonty Price	$310,108	$687,601	45%

David Stanchak	$287,558	$637,601	45%

Sandra Stangl (2)	n/a	n/a	n/a

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.

(2)	Sandra Stangl received a guaranteed bonus for fiscal 2017 per the terms of her offer letter.

The LIP provides substantial variation in compensation from year to year based upon the achievement of financial performance objectives. In prior years, we have paid bonuses under the LIP based on financial performance that has exceeded targets (in the case of fiscal 2014, based on achievement 106% of target objectives), that has partially met targets (in the case of fiscal 2015, based on achievement of 30% of target objectives) and that has not met targets (in the case of fiscal 2016, based on achievement of less than 20% of target objectives).

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term performance goals.

In August 2017, the compensation committee performed its annual review of executive compensation, including a review of the Company’s annual share usage, or “burn rate,” and equity use as they relate to equity grants for executive officers to determine if such grants were appropriate and in line with our compensation philosophy and objectives. The compensation committee also took into consideration (i) Mr. Friedman’s recommendations, other than with respect to his own compensation, (ii) the competitive environment for executive talent in the San Francisco Bay Area, (iii) each executive officer’s current equity holdings and the present value thereof and (iv) the Company’s continued desire to align its executive officers’ long-term interests with those of our stockholders. The compensation committee’s determinations regarding equity grants for employees for 2017 were also influenced by the desire to manage the annual share usage, or “burn rate,” and thus the compensation committee elected not to make any focal grants to employees in fiscal 2017.

In fiscal 2017, the compensation committee reviewed the grants of equity awards to the executive officers. As described above in “—Executive Summary—2017 Stock Option Award to Chairman and Chief Executive Officer,” based on the compensation committee’s review in fiscal 2016 and fiscal 2017 of the long-term equity incentive compensation of our Chairman and Chief Executive Officer, Mr. Friedman, on May 2, 2017 the compensation committee determined to award Mr. Friedman the 2017 Stock Option Award. The compensation committee’s determination was based on a review of a variety of factors and on the input of independent compensation consultants. The factors considered by the compensation committee included: Mr. Friedman received a compensation increase and a multi-year stock option award in fiscal 2013 in connection with his return, at the time, as our Chairman and Co-Chief Executive Officer; Mr. Friedman did not receive additional equity awards in fiscal 2014, fiscal 2015 or fiscal 2016, and his base salary remained unchanged during this time; his bonus level opportunity as a percentage of base salary was increased for each of fiscal 2014 and fiscal 2015 and remained unchanged for fiscal 2016 and fiscal 2017. The compensation committee requested that Mercer evaluate the employment agreement for Mr. Friedman and evaluate a possible multi-year equity award to promote retention and reward stockholder value creation. Mercer additionally performed a review of market compensation practices and market data of long-term incentive awards to chief executive officers as a reference point for its review of a potential equity award for Mr. Friedman. The compensation committee also considered the feedback from stockholders from its fiscal 2015, fiscal 2016 and fiscal 2017 stockholder outreach campaigns regarding the structuring and disclosure of equity awards, in particular that such awards include an element of performance metrics.

The compensation committee also determined to make equity awards to Mr. Stanchak in light of his promotion to the position of executive officer and to Ms. Stangl upon being hired and, subsequently, in light of her promotion to the position of executive officer. The compensation committee did not make equity awards to our other named executive officers in 2017 as part of a general approach by the compensation committee to intentionally make fewer awards in 2017 to help conserve the amount of share usage during such year.

In fiscal 2017, the compensation committee approved grants of stock options and restricted stock units to the named executive officers, as follows:

Name (1)	Stock Options		Restricted Stock Units
Gary Friedman	1,000,000	(2)	—

Karen Boone	—		—

Eri Chaya	—		—

DeMonty Price	—		—

David Stanchak	20,000	(3)	—

Sandra Stangl	75,000	(4) (5)	—

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.
(2)	The stock option was granted at an exercise price of $50.00 per share, which is greater than the fair market value of our common stock on May 2, 2017, the date of grant. The option was fully vested on the date of grant, but the shares underlying the option are subject to selling restrictions that only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements. The option expires on the 10 year anniversary of the date of grant. See “—Executive Summary—2017 Stock Option Award to Chairman and Chief Executive Officer” for a detailed explanation of the vesting and other provisions of this option award.
(3)	The stock options were granted at an exercise price of $45.21 per share, the fair market value of our common stock on August 29, 2017, the date of grant. The options vest on each anniversary of the date of grant with 3,000 options on each of years 1 and 2, 4,000 options on year 3 and 5,000 options on each of years 4 and 5, and expire in 10 years, subject to the named executive officer’s continued service with the Company.
(4)	With respect to 50,000 options, the stock options were granted at an exercise price of $57.03 per share, the fair market value of our common stock on May 15, 2017, the date of grant. The options vest on each anniversary of the date of grant with 5,000 options on each of years 1 and 2, 10,000 options on year 3 and 15,000 options on each of years 4 and 5, and expire in 10 years, subject to the named executive officer’s continued service with the Company.
(5)	With respect to 25,000 options, the stock options were granted at an exercise price of $45.21 per share, the fair market value of our common stock on August 29, 2017, the date of grant. The options vest on each anniversary of the date of grant with 3,750 options on each of years 1 and 2, 5,000 options on year 3 and 6,250 options on each of years 4 and 5, and expire in 10 years, subject to the named executive officer’s continued service with the Company.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We generally provide our named executive officers an automobile allowance, which is adjusted from time to time based on expenses incurred by our executive officers in connection with their travel to local retail locations and expenses related to fuel, tolls and parking. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another nonqualified deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company employees.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. In some instances, newly hired key executives are provided a signing or guaranteed minimum bonus in order to assist with their transition into the Company and the San Francisco Bay Area or for other reasons. However, relocation incentives or benefits may be subject to repayment if the executive does not remain with the Company for the period of time specified in his or her offer documents. None of our named executive officers received such benefits in fiscal 2017, with the exception of Ms. Stangl, who received a guaranteed minimum bonus as disclosed in the table below.

In addition, from time to time, the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP. Payments of discretionary bonuses to our named executive officers, if any, are disclosed in the “Bonus” column of the Summary Compensation Table in this proxy statement. None of our named executive officers received a discretionary bonus in fiscal 2017.

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key employees, including certain of the named executive officers, which agreements provide severance benefits in the event of certain terminations of employment. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding amounts that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination and Change in Control” in this proxy statement. None of our employment agreements or other policies have tax gross-up features. In the event that any termination payments made to our Chairman and Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, then such payments will be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments being subject to the excise tax, and our Chairman and Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chairman and Chief Executive Officer and paid for by the Company.

Risk Considerations in Our Compensation Program

We conducted an assessment of the Company’s compensation policies and practices for its employees and concluded that these policies and practices as currently designed are appropriately weighted among base salaries and short- and long-term incentives such that the Company’s employees are not encouraged to take excessive risks. The compensation committee believes that such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the compensation committee reviewed the compensation elements that comprise our compensation program, as well as the objectives that each item is designed to encourage, as described above under “Executive Compensation Components.”

Anti-Hedging Practices

Our insider trading policy provides that no employee or director may hedge ownership of our stock by engaging in short sales or purchasing and selling derivative securities related to our stock.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), public companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt a clawback policy as required by Dodd-Frank when final regulations are provided by the SEC and the NYSE and become effective.

Stock Ownership by Executives

In May 2018, the Board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. See “Corporate Governance & Director Independence— Director and Executive Stock Ownership Guidelines.”

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 24, 2018, beneficially owns approximately 27.1% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2017, was valued at approximately 172.0 times his annual base salary for fiscal 2017, far above the multiple of six times salary minimum ownership requirement. Additional information regarding the stockholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount that we may deduct for compensation paid to certain of our executive officers to $1,000,000 per person in any year. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Under the TCJA, this “performance-based” exception is repealed for taxable years beginning after December 31, 2017, except with respect to certain “grandfathered” compensation. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. However, the compensation committee retains the flexibility and discretion to approve compensation that is nondeductible under Section 162(m) as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

CEO Pay Relative to Median Pay of Our Employees

The compensation for our CEO in 2017 ($26,564,470 as disclosed in the 2017 Summary Compensation Table) was approximately 854 times the annual “total compensation,” as defined by Item 402(u) of Regulation S-K, of our median employee ($31,097). Total compensation includes base salary, bonus compensation, equity awards and other perquisites and allowances. Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified the median employee by examining the gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding our CEO, who were employed by us on November 15, 2017. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to payroll compensation amounts. After identifying the median employee based on total W-2 payroll compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table.

Compensation Committee Report

The information contained in the following report of the Company’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the Company specifically incorporates it by reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of RH:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

Compensation of Named Executive Officers

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2017, fiscal 2016 and fiscal 2015.

Name and Principal Position (1)	Fiscal Year	Salary	Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Gary Friedman	2017	$ 1,250,000	—		—	$23,870,000	$1,409,375	$35,095	(7)	$26,564,470
Chairman and Chief	2016	$ 1,250,000	—		—	—	—	$36,100	(7)	$1,286,100
Executive Officer	2015	$ 1,250,000	—		—	—	$414,063	$18,858		$1,682,921

Karen Boone	2017	$ 737,601	—		—	—	$332,658	$12,000		$1,082,259
President, Chief	2016	$ 700,000	—		$1,971,000	$1,733,550	—	$12,000		$4,416,550
Financial and	2015	$ 689,423	—		$436,550	$708,026	$103,270	$11,400		$1,948,669
Administrative
Officer

Eri Chaya	2017	$ 837,601	—		—	—	$377,758	$12,000		$1,227,359
President, Chief	2016	$ 800,000	—		$1,971,000	$1,733,550	—	$12,000		$4,516,550
Creative	2015	$ 789,423	—		$436,550	$708,026	$188,270	$9,000		$2,061,269
Officer

DeMonty Price (5)	2017	$ 687,601	—		—	—	$310,108	$12,000		$1,009,709
President, Chief	2016	$ 650,000	—		$2,124,000	$1,875,944	—	$12,000		$4,661,944
Operating, Services
and Values
Officer

David Stanchak (6)	2017	$ 637,601	—		—	$461,404	$287,558	$13,853	(8)	$1,400,416
President, Chief Real
Estate and
Development
Officer

Sandra Stangl (6)	2017	$ 500,000	$300,000	(9)	—	$2,014,815	—	$9,000		$2,823,815
President, Chief
Merchandising
and Business
Development
Officer

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.
(2)	Reflects the aggregate grant date fair value of the awards made in fiscal 2017, fiscal 2016 and fiscal 2015, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) rather than the amount paid to or realized by the named executive officer. See Note 16—Stock-Based Compensation to our audited consolidated financial statements contained in our Form 10-K for fiscal 2017.
(3)	Reflects the cash awards that our named executive officers received under our LIP for fiscal 2017, fiscal 2016 and fiscal 2015 performance, as applicable. Discretionary bonuses not awarded under the LIP are reflected in the “Bonus” column above.
(4)	Reflects perquisites to the named executive officers in the form of car allowances, except as otherwise noted.
(5)	Mr. Price was not a named executive officer prior to fiscal 2016 and, as a result, no disclosure is made for fiscal 2015 in accordance with SEC rules.
(6)	Mr. Stanchak and Ms. Stangl were not named executive officers prior to fiscal 2017 and, as a result, no disclosure is made for fiscal 2016 and fiscal 2015 in accordance with SEC rules.
(7)	In fiscal 2017, represents $12,000 in the form of a car allowance and $23,095 in imputed income related to Mr. Friedman’s personal use of corporate aircraft. In fiscal 2016, represents $12,000 in the form of a car allowance and $24,100 in imputed income related to Mr. Friedman’s personal use of corporate aircraft.
(8)	In fiscal 2017, represents $12,000 in the form of a car allowance and $1,853 in imputed income related to Mr. Stanchak’s personal use of corporate aircraft.
(9)	Represents a guaranteed bonus per the terms of Ms. Stangl’s offer letter.

For a description of actions taken by the compensation committee with respect to base salaries of our named executive officers for fiscal 2017, please see section entitled “Base Salary” in the Compensation Discussion and Analysis section of this proxy statement.

For a description of the material terms of the named executive officers’ employment agreements, please see the section entitled “Employment Agreements” in this proxy statement.

For a description of our Non-Equity Incentive Plan Compensation, please see the section entitled “Performance-Based Annual Cash Incentives” in the Compensation Discussion and Analysis section of this proxy statement. For the compensation committee’s determination of awards under the LIP for our named executive officers for fiscal 2017, please see the section entitled “Performance-Based Annual Cash Incentives” in the Compensation Discussion and Analysis section of this proxy statement. For the vesting schedules of outstanding equity awards and additional information concerning outstanding equity awards, please see “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement.

Grants of Plan-Based Awards

As further described above in the Compensation Discussion and Analysis section of this proxy statement, the named executive officers are eligible to receive an annual cash bonus based on a percentage of their base salary under our LIP. Our Company’s financial objectives with respect to the LIP are established each year and the payment and the amount of any bonus depend upon whether our Company achieves those performance goals. The specific amount any participant could receive depends on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•	In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would be awarded if we reach the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the LIP.

•	In the “target” column, the amount for each named executive officer reflects the bonus amount that would be awarded if we reach the 100% achievement level of our financial objectives.

•	In the “maximum” column, the amount for each named executive officer reflects the bonus that would be awarded if we reach the 200% achievement level of our financial objectives.

The following table provides information on the possible payouts under our LIP for fiscal 2017 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2017 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2017 are reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name (1)	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
Gary Friedman	—	$250,000	$1,562,500	$3,125,000	—	—	—	—
	5/2/2017	—	—	—	—	1,000,000	$50.00	$23,870,000

Karen Boone	—	$73,760	$368,801	$737,601	—	—	—	—

Eri Chaya	—	$83,760	$418,801	$837,601	—	—	—	—

DeMonty Price	—	$68,760	$343,801	$687,601	—	—	—	—

David Stanchak	—	$63,760	$318,801	$637,601	—	—	—	—
	8/29/2017	—	—	—	—	20,000	$45.21	$461,404

SandraStangl	—	$50,000	$250,000	$500,000	—	—	—	—

	5/15/2017	—	—	—	—	50,000	$57.03	$1,438,060

	8/29/2017	—	—	—	—	25,000	$45.21	$576,755

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.
(2)	Target awards as a percentage of the eligible portion of base salary for the named executive officers are set forth in the section entitled “Performance-Based Annual Cash Awards” in the Compensation Discussion and Analysis section of this proxy statement.
(3)	For stock option awards, reflects the aggregate grant date fair value of the awards made in fiscal 2017, computed in accordance with FASB ASC 718. See Note 16—Stock-Based Compensation to our audited consolidated financial statements contained in our Form 10-K for fiscal 2017. Amounts shown do not reflect compensation actually received or that may be realized in the future by the named executive officer. The grant date fair value for stock option awards was $23.87, $28.76 and $23.07 on May 2, 2017, May 15, 2017 and August 29, 2017, respectively, the three dates on which the stock option awards were made.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and stock awards held by the named executive officers as of February 3, 2018, the last day of fiscal 2017.

	Stock Option Awards						Restricted Share Awards
Name (1)	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (2)
Gary Friedman	2,976,826	(3)	—		$46.50	10/31/2022	—		—
	1,000,000	(4)	—		$75.43	7/1/2023	—		—
	1,000,000	(5)	—		$50.00	5/1/2027	—		—
Karen Boone	14,876		—		$24.00	10/31/2022	—		—
	60,000		40,000	(6)	$61.30	5/7/2024	—		—
	4,000		6,000	(7)	$87.31	5/5/2025	—		—
	15,000		85,000	(8)	$39.42	5/3/2026	—		—
	—		—		—	—	12,500	(18)	$1,150,500
	—		—		—	—	3,000	(19)	$276,120
	—		—		—	—	42,500	(20)	$3,911,700
Eri Chaya	95,600		—		$29.00	10/31/2022	—		—
	90,000		60,000	(6)	$61.30	5/7/2024	—		—
	4,000		6,000	(7)	$87.31	5/5/2025	—		—
	15,000		85,000	(8)	$39.42	5/3/2026	—		—
	—		—		—	—	25,000	(18)	$2,301,000
	—		—		—	—	3,000	(19)	$276,120
	—		—		—	—	42,500	(20)	$3,911,700
DeMonty Price	23,900		—		$29.00	10/31/2022	—		—
	30,000		30,000	(6)	$61.30	5/7/2024	—		—
	4,000		6,000	(7)	$87.31	5/5/2025	—		—
	4,000		6,000	(9)	$93.51	10/1/2025	—		—
	14,000		56,000	(10)	$44.52	4/20/2026	—		—
	1,000		29,000	(11)	$39.42	5/3/2026	—		—
	—		—		—	—	12,500	(18)	$1,150,500
	—		—		—	—	3,000	(19)	$276,120
	—		—		—	—	3,000	(21)	$276,120
	—		—		—	—	24,000	(22)	$2,208,960
	—		—		—	—	18,500	(23)	$1,702,740
David Stanchak	10,000		15,000	(12)	$91.69	4/22/2025	—		—
	30,000		45,000	(13)	$90.92	4/27/2025	—		—
	7,000		28,000	(10)	$44.52	4/20/2026	—		—
	4,000		16,000	(14)	$25.39	6/26/2026	—		—
	—		20,000	(15)	$45.21	8/28/2027	—		—
	—		—		—	—	15,000	(24)	$1,380,600
	—		—		—	—	12,000	(22)	$1,104,480
Sandra Stangl	—		50,000	(16)	$57.03	5/14/2027	—		—
	—		25,000	(17)	$45.21	8/28/2027	—		—

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.
(2)	Calculated by multiplying the number of unvested stock awards by $92.04, the fair market value of the Company’s common stock on February 2, 2018, the last trading day of fiscal 2017.
(3)	Represents options granted to Mr. Friedman under our 2012 Stock Option Plan on November 1, 2012. 496,138 of these options are fully vested but the underlying shares are subject to stock price performance-based selling restrictions, which, subject to continuous service, will lapse with respect to 50% of the shares when the ten-day trailing average price of the Company’s common stock exceeds $106.75 and $111.25 for ten consecutive trading days, respectively. 496,138 of the underlying shares remain subject to resale restrictions as of the last day of our fiscal year.

(4)	Represents options granted to Mr. Friedman under our 2012 Stock Incentive Plan on July 2, 2013. These options are fully vested but 333,334 of the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse on the fifth anniversary of the grant date.
(5)	Represents options granted to Mr. Friedman under our 2012 Stock Incentive Plan on May 2, 2017. These options are fully vested but 1,000,000 of the underlying shares are subject to selling restrictions that only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements. See “—Executive Summary—2017 Stock Option Award to Chairman and Chief Executive Officer” for a detailed explanation of the vesting and other provisions of this option award. During the first performance year, which ended on May 1, 2018, none of the stock price objectives were met, and therefore selling restrictions have not yet lapsed with respect to any of the shares underlying the options.
(6)	Represents options granted on May 8, 2014. Subject to continuous service, these options vest and become exercisable as to 50% of the options on each remaining anniversary of the grant date, and will be fully vested on May 8, 2019.
(7)	Represents options granted on May 6, 2015. Subject to continuous service, these options vest and become exercisable as to 1/3rd of the options on each remaining anniversary of the grant date, and will be fully vested on May 6, 2020.
(8)	Represents options granted on May 4, 2016. Subject to continuous service, these options vest on each anniversary of the date of grant with 15,000 options on year 2, 20,000 options on year 3 and 25,000 options on each of years 4 and 5, and will be fully vested on May 4, 2021.
(9)	Represents options granted on October 2, 2015. Subject to continuous service, these options vest and become exercisable as to 1/3rd of the options on each remaining anniversary of the grant date, and will be fully vested on October 2, 2020.
(10)	Represents options granted on April 21, 2016. Subject to continuous service, these options vest and become exercisable as to 1/4th of the options on each remaining anniversary of the grant date, and will be fully vested on April 21, 2021.
(11)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these options vest on each anniversary of the date of grant with 1,000 options on year 2, 6,000 options on year 3 and 11,000 options on each of years 4 and 5, and will be fully vested on May 4, 2021.
(12)	Represents options granted on April 23, 2015. Subject to continuous service, these options vest and become exercisable as to 1/3rd of the options on each remaining anniversary of the grant date, and will be fully vested on April 22, 2020.
(13)	Represents options granted on April 28, 2015. Subject to continuous service, these options vest and become exercisable as to 1/3rd of the options on each of April 22, 2018, 2019 and 2020, and will be fully vested on April 22, 2020.
(14)	Represents options granted on June 27, 2016. Subject to continuous service, these options vest and become exercisable as to 1/4th of the options on each remaining anniversary of the grant date, and will be fully vested on June 27, 2021.
(15)	Represents options granted on August 29, 2017. Subject to continuous service, these options vest on each anniversary of the date of grant with 3,000 options on each of years 1 and 2, 4,000 options on year 3 and 5,000 options on each of years 4 and 5, and will be fully vested on August 29, 2022.
(16)	Represents options granted on May 15, 2017. Subject to continuous service, these options vest on each anniversary of the date of grant with 5,000 options on each of years 1 and 2, 10,000 options on year 3 and 15,000 options on each of years 4 and 5, and will be fully vested on May 15, 2022.
(17)	Represents options granted on August 29, 2017. Subject to continuous service, these options vest on each anniversary of the date of grant with 3,750 options on each of years 1 and 2, 5,000 options on year 3 and 6,250 options on each of years 4 and 5, and will be fully vested on August 29, 2022.
(18)	Represents restricted stock units granted on May 8, 2014. Subject to continuous service, these restricted stock units will be fully vested on June 16, 2019.
(19)	Represents restricted stock units granted on May 6, 2015. Subject to continuous service, these restricted stock units vest as to 1/3rd of the units on each of June 16, 2018, 2019 and 2020, and will be fully vested on June 16, 2020.
(20)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these restricted stock units vest on each anniversary of the date of grant with 7,500 units on year 2, 10,000 units on year 3 and 12,500 units on each of years 4 and 5, and will be fully vested on May 4, 2021.
(21)	Represents restricted stock units granted on October 2, 2015. Subject to continuous service, these restricted stock units vest as to 1/3rd of the units on each of September 14, 2018, 2019 and 2020, and will be fully vested on September 14, 2020.

(22)	Represents restricted stock units granted on April 21, 2016. Subject to continuous service, these restricted stock units vest as to 1/4th of the units on each of June 16, 2018, 2019, 2020 and 2021, and will be fully vested on June 16, 2021.
(23)	Represents restricted stock units granted on May 4, 2016. Subject to continuous service, these restricted stock units vest on each anniversary of the date of grant with 1,500 units on year 2, 4,000 units on year 3 and 6,500 units on each of years 4 and 5, and will be fully vested on May 4, 2021.
(24)	Represents restricted stock units granted on April 23, 2015. Subject to continuous service, these restricted stock units vest as to 1/3rd of the units on each of April 22, 2018, 2019 and 2020, and will be fully vested on April 22, 2020.

Options Exercised, Units Vested and Stock Vested

The following table shows all restricted stock units or stock awards that vested in fiscal 2017, as well as stock options that were exercised by the named executive officers in fiscal 2017.

	Option Awards		Restricted Stock Awards
Name (1)	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Restricted Stock Units Vested	Value of Restricted Stock Units on Vesting
Gary Friedman	—	—	—	—

Karen Boone	60,000	$ 2,470,400	21,000	$1,097,025

Eri Chaya	—	—	33,500	$1,752,650

DeMonty Price	—	—	22,000	$1,171,765

David Stanchak	—	—	8,000	$400,550

Sandra Stangl	—	—	—	—

(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers. As each of our five Presidents is an executive officer, we have elected to include compensation information for all five Presidents in our proxy disclosures.

Pension Benefits

None of our named executive officers received any pension benefits during fiscal 2017.

Nonqualified Deferred Compensation

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2017.

Employment and Other Compensation Agreements

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any employee of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Karen Boone, Eri Chaya, DeMonty Price, David Stanchak and Sandra Stangl

On March 29, 2018, we entered into compensation protection agreements with each of Ms. Boone, Ms. Chaya, Mr. Price, Mr. Stanchak and Ms. Stangl. The compensation committee determined to offer these compensation protection agreements to each of the five Presidents in order to provide uniform severance protection terms for each such executive officer. The effect of the compensation protection agreements is to supersede any other compensation severance arrangements or employment agreements previously in place for any of the five Presidents.

The compensation protection agreements provide each of the foregoing executive officers with severance if the executive’s employment is terminated by us without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement). In the event of such termination and subject to the executive’s execution and nonrevocation of a release of claims and continued compliance with the restrictive covenants described herein, the executive is entitled to: (a) all accrued base salary through the termination date; (b) any earned and unpaid portion of the annual bonus for the year prior to year in which such termination occurs; (c) to the extent bonuses have been paid for the year prior to the year in which the termination takes place (or no such bonus was paid at all), a prorated bonus based on the number of days the executive is employed in the year of termination based on our actual performance and if applicable, on executive’s individual performance at the midpoint of the applicable range; (d) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule following the termination date; and (e) subject to the executive’s timely election under COBRA, payment of a portion of the executive’s COBRA premiums at the same rate that would have been applied had the executive remained an employee, paid for by us to the same extent that we paid for the executive’s health insurance prior to termination, for 12 months following the termination date (or if earlier, when the executive becomes eligible for similar coverage from another employer). The compensation protection agreements also provide that in the event the executive receives payments that would be subject to an excise tax, the executive would receive a lesser amount which would result in no portion of such payments being subject to the excise tax. Each executive has agreed that during employment with us, the executive will not directly or indirectly work for or engage or invest in any competitor. Each has also agreed that during employment with us and the 12 months following employment, the executive will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us. Each executive will also cooperate with us following termination of employment in the defense of any action brought by a third party against us that relates to the executive’s employment with us.

Potential Payments Upon Termination or Change in Control

Gary Friedman

The information below describes and quantifies certain compensation that would have been paid to Chief Executive Officer in the event of his termination of employment or a change in control, assuming such event was effective at February 3, 2018, the last day of our 2017 fiscal year, and based on fiscal 2017 compensation.

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Severance pursuant to employment agreement (1)	$ 20,000,000

Bonus (2)	$ 1,409,375

Intrinsic value of equity (3)	$ 70,170,802

Health coverage total benefits (4)	$ 28,050

Total	$ 91,608,227

(1)	Payable over 24 months.
(2)	Corresponds to Mr. Friedman’s annual bonus amount for fiscal 2017.
(3)	Performance-based option awards where the shares underlying the option are subject to selling restrictions shall continue to have such selling restrictions lapse according to the performance terms for a period of one or two years following such termination, as applicable. In the event Mr. Friedman is terminated on February 3, 2018, the selling restrictions applicable to his 2012 and 2017 stock option awards would lapse in full (assuming, in the case of the 2012 stock option award, that the stock price performance targets set forth in the 2012 award are met within the two year time period following termination, and assuming, in the case of the 2017 stock option award, that the stock price performance targets set forth in the 2017 award are met within the one year time period following such termination). The value shown includes the value of such options held by Mr. Friedman that he would receive if the stock price hurdles are achieved on such termination date. This value is based on the excess of $92.04, the closing price of our common stock on February 2, 2018, the last trading day of fiscal 2017, over the exercise price of such options, multiplied by the number of shares that could be exercisable assuming that the selling restrictions lapsed on such termination date.
(4)	Continuation of medical benefits for 24 months following the termination date, subject to his payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of the Company, paid for by us to the same extent that we paid for his health insurance prior to termination.

Karen Boone, Eri Chaya, DeMonty Price, David Stanchak and Sandra Stangl

The information below describes and quantifies certain compensation that would have been paid to Ms. Boone, Ms. Chaya, Mr. Price, Mr. Stanchak and Ms. Stangl under the compensation protection agreements in the event of their termination of employment or a change in control, assuming such event was effective at February 3, 2018, the last day of our 2017 fiscal year, and based on fiscal 2017 compensation. The compensation protection agreements, however, were not effective until March 29, 2018 so any difference in severance that would otherwise have been paid on February 3, 2018 is otherwise noted below.

Termination Without Cause or Resignation With Good Reason
Benefits and Payments	Karen Boone	Eri Chaya (1)	DeMonty Price (1)	David Stanchak (1)	Sandra Stangl (1)
Salary continuation (2)	$ 737,601	$ 837,601	$ 687,601	$ 637,601	$ 700,000

Bonus (3)	$ 332,658	$ 377,758	$ 310,108	$ 287,558	$ 300,000

Health coverage total benefits (4)	$ 24,884	$ 24,884	$ 17,882	$ 23,535	$ 14,025

Total	$ 1,095,143	$1,240,243	$1,015,591	$ 948,694	$1,014,025

(1)

Prior to entering into the compensation protection agreement with the Company, Ms. Chaya and Mr. Price were not subject to contractually guaranteed payments from us upon termination of employment and would have received such amounts as the compensation committee determined to pay in such circumstances as well as any amounts required to be paid under applicable law. Prior to entering into the compensation protection agreement with the Company, Mr. Stanchak and Mr. Stangl were eligible to receive salary continuation for 12 months in the event of a termination without cause.
(2)	This amount reflects salary continuation at each such executive officer’s current salary rate paid over 12 months.
(3)	Corresponds to each such executive officer’s annual bonus amount for fiscal 2017.
(4)	Continuation of medical benefits for 12 months following the termination date, subject to the payment of applicable premiums by such executive officer at the same rate that would have been applied had he or she remained an executive officer of the Company, paid for by us to the same extent that we paid for his or her health insurance prior to termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of February 3, 2018:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,616,578		$ 50.31	495,653	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	8,616,578	(1)	$ 50.31	495,653	(2)

(1)	Calculated without taking into account 802,713 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)	Excludes 430,347 shares available for issuance as of February 5, 2018 pursuant to the evergreen provision of our 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Time Sharing Agreement for Corporate Aircraft

On March 27, 2015, Restoration Hardware, Inc., a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Gary Friedman, its Chief Executive Officer. The Time Sharing Agreement governs use of any of the Company’s aircraft (“Corporate Aircraft”) by Mr. Friedman for personal trips and provides that Mr. Friedman will lease such Corporate Aircraft and pay Restoration Hardware, Inc. an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under Federal Aviation Administration rules. Mr. Friedman maintains a deposit with the Company to be used towards payment of amounts due under the Time Sharing Agreement. On March 29, 2016, the parties entered into an Amended and Restated Time Sharing Agreement on substantially the same terms and conditions as the prior agreement.

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;
2.	The name of the related party and the basis on which such person or entity is a related party;
3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);
4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;
5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;
6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and
7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any related party transaction since the beginning of the 2016 fiscal year required to be reported under our related party transaction policies and procedures or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2019 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at RH, 15 Koch Road, Suite K, Corte Madera, CA 94925.

To be timely for the 2019 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 4, 2019 and March 6, 2019. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by the Company’s Bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 3, 2017.

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2019 annual meeting must be received by us not later than March 6, 2019 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Availability of Annual Report and Form 10-K

Accompanying this proxy statement is our Annual Report to Stockholders for the fiscal year ended February 3, 2018, which includes the Annual Report on Form 10-K filed with the SEC on March 29, 2018. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

We make available on our website at ir.rh.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the documents are electronically filed with the SEC. We will provide to any stockholder without charge, upon written request of that stockholder, a copy of the Company’s Annual Report on Form 10-K for fiscal 2017, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

RH

15 Koch Road, Suite K

Corte Madera, CA 94925

Attn: Investor Relations

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Notice of Internet Availability (or proxy materials), unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our Notice of Internet Availability. A single Notice of Internet Availability (or proxy materials) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the Notice of Internet Availability (or proxy materials) to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations department at RH, 15 Koch Road, Suite K, Corte Madera, CA 94925, Attn: Investor Relations, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any stockholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

Adjournment of the 2018 Annual Meeting of Stockholders

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

We currently know of no other matters to be voted on at the 2018 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

ANNEX A

RH

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

(In thousands)

(Unaudited)

Twelve Months Ended
	February 3, 2018	January 28, 2017
Net revenues	$ 2,440,174	$ 2,134,871
Recall accrual [a]	3,207	3,441

Adjusted net revenues [b]	$ 2,443,381	$ 2,138,312

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues is included in this proxy statement because management believes that adjusted net revenues provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Twelve Months Ended
	February 3, 2018	January 28, 2017
GAAP net income	$ 2,180	$ 5,401
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	3,207	3,441
Cost of goods sold:
Recall accrual [a]	4,315	535
Impact of inventory step-up [b]	2,527	6,835
Distribution center closures [c]	1,737	—
Anti-dumping exposure [d]	(2,202)	—
Legal claim [e]	—	7,729
Asset impairments and lease losses [f]	—	2,185
Selling, general and administrative expenses:
Non-cash compensation [g]	23,872	3,672
Asset impairments and lease losses [f]	4,417	10,558
Distribution center closures [c]	4,058	—
Recall accrual [a]	185	639
Gain on sale of building and land [h]	(2,119)	—
Reorganization related costs [i]	—	5,698
Aircraft impairment [j]	—	4,767
Acquisition related costs [k]	—	2,847
Legal claim [e]	—	972
Other expenses:
Goodwill impairment [l]	33,700	—
Amortization of debt discount [m]	27,926	26,404
Loss on extinguishment of debt [n]	4,880	—

Subtotal adjusted items	106,503	76,282
Impact of income tax on adjusted items [o]	(19,483)	(29,894)

Adjusted net income [p]	$89,200	$51,789

[a]	Represents costs and inventory charges associated with product recalls initiated in the fourth quarter of fiscal 2016 and second quarter of fiscal 2017, as well as adjustments in fiscal 2017 of the accrual related to the recall initiated in fiscal 2016.
[b]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[c]	Represents severance expense, lease related charges, property and equipment disposals and certain inventory transfer costs associated with two distribution center closures, which were completed in November 2017 and January 2018.
[d]	Represents the release of the remaining reserve for potential claims regarding anti-dumping duties which we believe have lapsed. The reserve related to potential tariff obligations of one of our foreign suppliers following the U.S. Department of Commerce’s review on the anti-dumping duty order on wooden bedroom furniture from China for the period from January 1, 2011 through December 31, 2011.

[e]	Represents charges incurred or the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[f]	Represents the impairments associated with RH Contemporary Art and RH Kitchen. The impairment related to RH Kitchen is a result of the alignment with the Waterworks Kitchen product line strategy. This resulted in cost of goods sold of $1.0 million which represented impairment of inventory in fiscal 2016. RH Contemporary Art was integrated into the broader RH platform and no longer operates as a separate division. In fiscal 2016, this resulted in cost of goods sold of $1.1 million which represented impairment of inventory, and selling, general and administrative expenses of $10.6 million which represents lease related charges, property and equipment disposals, and donations. In fiscal 2017, an additional lease related charge of $4.4 million was recorded due to the remeasurement of the liability for lease losses for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.
[g]	Represents non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017 and the fully vested option grants made in connection with our acquisition of Waterworks in May 2016.
[h]	Represents the gain on the sale of building and land of one of our owned retail Galleries.
[i]	Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.
[j]	Represents the impairment recorded upon reclassification of aircraft as asset held for sale.
[k]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[l]	Represents goodwill impairment related to the Waterworks reporting unit.
[m]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $2.5 million and $2.4 million during the twelve months ended February 3, 2018 and January 27, 2017, respectively.
[n]	Represents the loss on extinguishment of debt related to the second lien term loan which was repaid in full in October 2017.
[o]	The adjustment for the twelve months ended February 3, 2018 is based on an adjusted tax rate of 34.7%, which is calculated based on the weighted-average fiscal 2017 quarterly adjusted pro forma tax rates and excludes the impact of tax reform, including the $6.0 million revaluation of the net deferred tax assets and $1.0 million transitional tax, as well as the $5.9 million tax impact associated with the Waterworks reporting unit goodwill impairment. The twelve months ended January 28, 2017 assumes a normalized tax rate of 39%.
[p]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Twelve Months Ended
	February 3, 2018	January 28, 2017
Diluted net income per share	$0.07	$0.13

EPS impact of adjustments (pre-tax) [a]:
Goodwill impairment	$1.15	$—
Amortization of debt discount	0.95	0.65
Non-cash compensation	0.82	0.09
Recall accrual	0.26	0.11
Distribution center closures	0.20	—
Loss on extinguishment of debt	0.17	—
Asset impairments and lease losses	0.15	0.31
Impact of inventory step-up	0.10	0.17
Anti-dumping exposure	(0.08)	—
Gain on sale of building and land	(0.07)	—
Aircraft impairment	—	0.12
Legal claim	—	0.21
Reorganization related costs	—	0.14
Acquisition related costs	—	0.07

Subtotal adjusted items	3.65	1.87
Impact of income tax items [a]	(0.67)	(0.73)

Adjusted diluted net income per share [b]	$3.05	$1.27

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH ATTN: INVESTOR RELATIONS 15 KOCH ROAD, SUITE K CORTE MADERA, CA 94925

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees

01 02 03	Gary Friedman Carlos Alberini Keith C. Belling

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.					☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000338943_1    R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

Annual Meeting of Stockholders

July 18, 2017 10:30 AM (Pacific Time)

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) appoint(s) Gary Friedman and Karen Boone with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of RH (the “Company”) that are held of record by the undersigned as of May 24, 2018, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on July 18, 2018, at the Company’s corporate headquarters located at 15 Koch Road, Corte Madera, CA 94925, at 10:30 am (Pacific Time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side